UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Neurocrine Biosciences, Inc.

(Name of Registrant as Specified In Its Charter)

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NEUROCRINE BIOSCIENCES, INC.
12790 El Camino Real
San Diego, CA 92130

Notice of Annual Meeting of Stockholders

To Be Held on June 1, 2007

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of Neurocrine Biosciences, Inc., a Delaware corporation (the “Company”), will be held on June 1, 2007, at 8:30 a.m. local time, at the Company’s corporate headquarters located at 12790 El Camino Real, San Diego, California 92130 for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect three Class II Directors to the Board of Directors to serve for a term of three years;

2.	To approve an amendment to the Company’s 2003 Incentive Stock Plan, as amended, to increase the number of shares of common stock reserved for issuance thereunder from 4,300,000 to 4,800,000;

3.	To consider a stockholder proposal to declassify the Board of Directors;

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

5.	To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

Only stockholders of record at the close of business on April 2, 2007 are entitled to receive notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed Proxy card as promptly as possible in the postage prepaid envelope, or vote by telephone or internet (instructions have been provided on your proxy card). Stockholders attending the Annual Meeting may vote in person even if they have returned a Proxy.

By Order of the Board of Directors,

Margaret Valeur-Jensen, J.D., Ph.D.
Corporate Secretary

San Diego, California
May 1, 2007

Neurocrine Biosciences, Inc.

12790 El Camino Real
San Diego, California 92130

PROXY STATEMENT

The enclosed Proxy is solicited on behalf of Neurocrine Biosciences, Inc., a Delaware corporation (the “Company”), for use at its 2007 Annual Meeting of Stockholders to be held on June 1, 2007 beginning at 8:30 a.m., local time, or at any continuations, postponements or adjournments thereof for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s corporate headquarters, located at 12790 El Camino Real, San Diego, California 92130. The Company’s phone number is (858) 617-7600.

This proxy statement is being first mailed on or about May 1, 2007 to all stockholders entitled to vote at the Annual Meeting.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders on the cover page of this proxy statement, including the election of three directors, approval of an amendment increasing the number of shares of common stock reserved for issuance under the Company’s 2003 Incentive Stock Plan, as amended (“2003 Plan”) from 4,300,000 to 4,800,000, consideration of a stockholder proposal to declassify the Board of Directors, and ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Who can attend the Annual Meeting?

All stockholders of record at the close of business on April 2, 2007 (the “Record Date”), or their duly appointed proxies, may attend the Annual Meeting. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Stockholders of record at the close of business on the Record Date are entitled to receive notice of and to participate in the Annual Meeting. At the close of business on April 2, 2007, 37,919,511 shares of the Company’s common stock, $0.001 par value per share, were issued and outstanding. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.

Each outstanding share of the Company’s common stock will be entitled to one vote on each proposal considered at the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the

Company to conduct its business at the Annual Meeting. As of April 2, 2007, 37,919,511 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 18,959,756 shares will be required to establish a quorum. The presence of a quorum will be determined by the Inspector of Elections (the “Inspector”).

Proxies received but marked as abstentions as well as “broker non-votes” will be included in the calculation of the number of shares considered to be present at the Annual Meeting. Broker non-votes occur when a holder of shares in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine” under applicable regulations.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder (that is, if you hold your stock in certificate form or are a Neurocrine employee who participated in the Employee Stock Purchase Program and attend the Annual Meeting), you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares.

The cost of solicitation of proxies will be borne by the Company. The Company will reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to beneficial owners. To assist in soliciting proxies (votes), the Company has retained Innisfree, a professional proxy solicitation firm, at an approximate cost of $10,000, plus certain out-of-pocket expenses. Proxies also may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally, by telephone or by other appropriate means.

Can I vote by telephone or electronically?

If you are a registered stockholder you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Time, on May 31, 2007.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. A proxy will also be revoked if the stockholder attends the Annual Meeting and votes in person. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	for election of the nominated directors (see Proposal One);
•	for approval of the amendment to the Company’s 2003 Incentive Stock Plan, as amended, to increase the number of shares of common stock reserved for issuance thereunder from 4,300,000 to 4,800,000 (see Proposal Two);

•	against the stockholder proposal to declassify the Board of Directors (see Proposal Three); and
•	for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2007 (see Proposal Four).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining the number of shares represented in person or by proxy at the Annual Meeting. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on and will not be counted in determining the number of shares represented in person or by proxy at the Annual Meeting. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who counts the votes?

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector.

STOCK OWNERSHIP

Who are the principal stockholders, and how much stock does management own?

The following table sets forth the beneficial ownership of the Company’s common stock as of February 28, 2007 by (i) each of the current and former executive officers named in the table under the heading “Summary Compensation Table,” (ii) each current director, (iii) all current directors and executive officers as a group and (iv) all persons known to the Company to be the beneficial owners of more than 5% of the Company’s common stock. A total of 37,919,511 shares of the Company’s common stock were issued and outstanding as of February 28, 2007.

		Number of
		Shares of
		Common	Total Number
		Stock Subject	of Shares of
	Number of	to Options	Common
	Shares of	Exercisable	Stock
	Common Stock	Within	Beneficially	Percent
Name and Address of Beneficial Owner (1)	Owned (2)	60 Days (3)	Owned (4)	Ownership

FMR Corp. (5)	5,242,965	—	5,242,965	13.8%
82 Devonshire Street, Boston, MA 02109
Federated Investors, Inc. (6)	4,874,100	—	4,874,100	12.9%
Federated Investor Towers, Pittsburgh, PA 15222
Janus Capital Management LLC (7)	2,119,810	—	2,119,810	5.6%
100 Fillmore Street, Denver, CO 80206
Timothy P. Coughlin	228	17,066	17,294	*
Kevin C. Gorman, Ph.D.	54,227	239,669	293,896	*
Paul W. Hawran	130,000	191,463	321,463	*
Gary A. Lyons	376,565	694,089	1,070,654	2.8%
Margaret Valeur-Jensen, J.D., Ph.D.	29,491	262,464	291,955	*
Richard Ranieri	—	38,547	38,547	*
Wendell Wierenga, Ph.D.	6,238	155,207	161,445	*
Adrian Adams	—	32,000	32,000	*
Corinne H. Lyle	—	41,000	41,000	*
W. Thomas Mitchell	1,000	65,000	66,000	*
Joseph A. Mollica, Ph.D.	—	106,250	106,250	*
Richard F. Pops	—	81,000	81,000	*
Stephen A. Sherwin, M.D.	—	98,500	98,500	*
Wylie W. Vale, Ph.D.	231,372	86,555	317,927	*
All current executive officers and directors as a group (11 persons)	692,883	1,730,140	2,423,023	6.4%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of the Company’s common stock as of the Record Date.

(1)	The address of each individual named is c/o Neurocrine Biosciences, Inc., 12790 El Camino Real, San Diego, CA 92130, unless otherwise indicated.

(2)	Represents shares of common stock owned, excluding shares of common stock subject to stock options that are listed under the heading “Number of Shares of Common Stock Subject to Options Exercisable Within 60 Days,” by the named parties as of the Record Date. Vested stock awards that are subject to deferred delivery pursuant to the Company’s Nonqualified Deferred Compensation Plan have been excluded from the amounts shown above as the Company has the discretion to settle such awards in cash rather than in stock.

(3)	Shares of common stock subject to stock options currently exercisable or exercisable within 60 days of the Record Date, regardless of exercise price, are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

(4)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(5)	Based on Amendment No. 6 to Schedule 13G filed by FMR Corp. (“FMR”) on February 14, 2007, reporting ownership as of December 31, 2006. According to such filing, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, is the beneficial owner of 5,175,265 shares reported in such filing as a result of acting as an investment adviser to various registered investment companies that own such shares. One such company, Fa Mid Cap Stock Fund, owned 3,578,114 shares as of December 31, 2006. Edward C. Johnson 3d and FMR, through their control of Fidelity, and such investment companies each have sole power to dispose of the shares owned by such companies. Members of Mr. Johnson’s family are the predominant owners of FMR’s stock, and through such ownership and a related voting agreement, may be deemed to form a controlling group with respect to FMR. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by such investment companies, which power resides with such companies’ boards of trustees. Pyramis Global Advisors Trust Company (“Pyramis”), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 67,700 shares reported in such filing as a result of acting as investment manager to various institutional accounts that own such shares. Mr. Johnson and FMR, through their control of Pyramis, each have sole dispositive power over, and sole power to vote or to direct the voting of, such shares.

(6)	Based on Amendment No. 1 to Schedule 13G filed by Federated Investors, Inc. (“Federated”) on February 12, 2007, reporting ownership as of January 31, 2007. According to such filing, Federated is the parent holding company, through its wholly-owned subsidiary FII Holdings, Inc., of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., which act as investment advisers to various registered investment companies and separate accounts that own shares of the Company’s common stock. All of Federated’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Trust”) for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, the “Trustees”). Pursuant to Rule 13d-4 of the Securities Act of 1933, as amended, Federated, the Trust and the Trustees disclaim beneficial ownership of all of these shares.

(7)	Based on a Schedule 13G filed by Janus Capital Management LLC (“Janus”) on February 14, 2007, reporting ownership as of December 31, 2006. According to such filing, Janus is an indirect ownership stake in Enhanced Investment Technologies LLC (“Intech”) and Perkins, Wolf, McDonnell and Company, LLC (“Perkins Wolf”), the holdings of which are aggregated with those of Janus for purposes of such filing. Janus, Intech and Perkins Wolf act as investment advisers to various registered investment companies, and therefore Janus may be deemed to be the beneficial owner of the shares reported in such filing. However, Janus does not have the right to receive any dividends from, or the proceeds from the sale of, such shares and disclaims any ownership associated with such rights.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership on Form 3 and reports of changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons, the Company believes that its officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2006.

PROPOSAL ONE: ELECTION OF DIRECTORS

General

The Company’s Bylaws provide that the Board of Directors will be comprised of eight directors. The Company’s Certificate of Incorporation provides that the Board of Directors is divided into three classes. There are currently three directors in Class I (Joseph A. Mollica, Ph.D., Wylie W. Vale, Ph.D. and W. Thomas Mitchell), three directors in Class II (Corinne H. Lyle, Richard F. Pops, and Stephen A. Sherwin, M.D.), and one director in Class III (Gary A. Lyons). Additionally, former Class III director Adrian Adams resigned from the Board of Directors on February 14, 2007. The Nominating/Corporate Governance Committee has initiated a search for a suitable replacement candidate for the vacant Class III director seat and such seat will remain vacant until a candidate is elected or appointed to the Board of Directors. With the exception of Gary A. Lyons, who is President and Chief Executive Officer of Neurocrine Biosciences, Inc., all current members of the Board of Directors and Mr. Adams, meet the definition of “independent director” under the Nasdaq Stock Market qualification standards.

The directors in Class II hold office until the 2007 Annual Meeting of Stockholders, the directors in Class III hold office until the 2008 Annual Meeting of Stockholders and the directors in Class I hold office until the 2009 Annual Meeting of Stockholders (or, in each case, until their earlier resignation, removal from office, or death). After each such election, the directors in each such case will then serve in succeeding terms of three years and until a successor is duly elected and qualified. Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among the Company’s directors and executive officers.

The term of office for directors Corinne H. Lyle, Richard F. Pops, and Stephen A. Sherwin, M.D., will expire at the 2007 Annual Meeting. At the 2007 Annual Meeting, the stockholders will elect three Class II directors for a term of three years.

Vote Required

The nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the 2007 Annual Meeting and entitled to vote on the election of directors will be elected to the Board of Directors.

Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nominees named below. If any of the Company’s nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any of the Company’s nominees will be unable or will decline to serve as a director. The Board of Directors recommends that stockholders vote “FOR” the nominees named below.

Nominees for Election at the Annual Meeting

All of the nominees (Corinne H. Lyle, Richard F. Pops and Stephen A. Sherwin, M.D.) are currently Class II directors of the Company. All of the nominees, except for Ms. Lyle, were previously elected to the Board of Directors by the Company’s stockholders. Ms. Lyle, who was appointed to the Board of Directors in June 2004, was recommended for appointment to the Board by the Nominating/Corporate Governance Committee. Ms. Lyle was recommended to the Nominating/Corporate Governance Committee by an executive search firm. Information about the nominees is set forth below:

			Director
Name of Director	Age	Position in the Company	Since

Corinne H. Lyle (1)	47	Director	2004
Richard F. Pops (1) (2)	45	Director	1998
Stephen A. Sherwin, M.D. (2) (3)	58	Director	1999

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating/Corporate Governance Committee.

Corinne H. Lyle was appointed to the Board of Directors in June 2004. She is a Corporate Vice President of and the President of Global Operations for Edwards Lifesciences, a global leader in products and technologies to treat advanced cardiovascular disease and the leading heart valve company in the world. From 2003 to 2005, she served as Chief Financial Officer and Treasurer for Edwards. From October 1998 until February 2003, she served as Vice President, Chief Financial Officer of Tularik, Inc., a company involved in the discovery and development of drugs based on gene regulation. Prior to joining Tularik, she was Executive Director-Health Care Group at Warburg Dillon Read LLC, an investment bank. She currently serves on the Board of Directors and is a member of the audit committee of Onyx Pharmaceuticals, a biopharmaceutical company that develops small molecule cancer treatments. Ms. Lyle received her undergraduate degree in industrial engineering from Stanford University and her M.B.A. from Harvard Business School.

Richard F. Pops was elected to the Board of Directors in April 1998. Mr. Pops became Chairman of Alkermes, Inc. in April 2007. From February 1991 to April 2007, Mr. Pops had been Chief Executive Officer of Alkermes, Inc. Under his leadership, Alkermes has grown from a privately held company with 25 employees to a publicly traded pharmaceutical company with more than 500 employees in multiple locations in the United States. He currently serves on the Board of Directors of: Alkermes, Inc.; Reliant Pharmaceuticals, LLC, a cardiovascular pharmaceutical products company; CombinatoRx, Inc., a company focused on developing new medicines built from synergistic combinations of approved drugs; Acceleron Pharma, Inc., a biotechnology company focused on musculoskeletal and metabolic therapeutics; Sirtris Pharmaceuticals, Inc, a biotechnology company focused on discovering therapies to combat aging, metabolic and neurological diseases; Expressive Constructs, Inc., a biotechnology company engaged in research and development of new antibody detection technologies; the Biotechnology Industry Organization; the New England Healthcare Institute; Pharmaceutical Research and Manufacturers of America (PhRMA) and Harvard Medical School Board of Fellows. He received a B.A. in economics from Stanford University in 1983.

Stephen A. Sherwin, M.D. was elected to the Board of Directors in April 1999. Since March 1990, Dr. Sherwin has served as Chief Executive Officer and Director of Cell Genesys, Inc., a biotechnology company. In March 1994, he was elected as Chairman of the Board of Cell Genesys. From 1983 to 1990, Dr. Sherwin held various positions at Genentech, Inc., a biotechnology company, most recently as Vice President of Clinical Research. Prior to 1983, Dr. Sherwin held various positions on the staff of the National Cancer Institute. Dr. Sherwin also serves as Chairman of the Board of Ceregene, Inc., a biotechnology company he founded in 2001 focused on developing neurotrophic growth factor treatments for major neurodegenerative disorders and a former subsidiary of Cell Genesys. Dr. Sherwin was also a co-founder of Abgenix, a company focused on the discovery, development and manufacture of human therapeutic antibodies, which was acquired by Amgen in 2006 and was a former subsidiary of Cell Genesys. Dr. Sherwin is a member of the Board of Directors of Rigel Pharmaceuticals, Inc., a biotechnology company focused on developing drugs for inflammatory diseases, cancer and viral diseases, and is also a director and treasurer of the Biotechnology Industry Organization. He holds a B.A. in biology from Yale and an M.D. from Harvard Medical School and is board-certified in internal medicine and medical oncology.

Who are the remaining directors that are not up for election this year?

The Class I and III directors will remain in office after the 2007 Annual Meeting. The Class I directors are Joseph A. Mollica, Ph.D., Wylie W. Vale, Ph.D. and W. Thomas Mitchell. The Class III director is Gary A. Lyons.

The names and certain other current information about the directors whose terms of office continue after the Annual Meeting are set forth below:

			Director
Name of Director	Age	Position in the Company	Since

Joseph A. Mollica, Ph.D. (3)	66	Chairman of the Board	1997
Wylie W. Vale, Ph.D.	65	Director	1992
W. Thomas Mitchell (1) (3)	61	Director	2002
Gary A. Lyons	56	President, Chief Executive Officer and Director	1993

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating/Corporate Governance Committee.

Joseph A. Mollica, Ph.D. has served as a director of the Company since June 1997 and became Chairman of the Board in April 1998. Dr. Mollica is currently Chairman of the Board of Pharmacopeia Drug Discovery, Inc., a biopharmaceutical company focusing on drug discovery and development. From 1994 to 2004, Dr. Mollica served as the Chairman of the Board of Directors, President and Chief Executive Officer of Accelrys, the former parent of Pharmacopeia Drug Discovery. From 1987 to December 1993, Dr. Mollica served as Vice President, Medical Products of DuPont Company and then as President and CEO of DuPont Merck Pharmaceutical Company from 1991 to 1993. At Ciba-Geigy, where he was employed from 1966 to 1986, he served in a variety of positions of increasing responsibility, rising to Senior Vice President of Ciba-Geigy’s Pharmaceutical Division. He is currently on the boards of directors of Cytogen Corp., a biotechnology company focused on cancer diagnostics and therapeutics, and Pharmacopeia. He received his B.S. from the University of Rhode Island, his M.S. and Ph.D. from the University of Wisconsin and his Sc.D.h.c. from the University of Rhode Island.

Wylie W. Vale, Ph.D. is one of the Company’s two academic co-founders, Chief Scientific Advisor, Neuroendocrinology, and a member of the Company’s Founding Board of Scientific and Medical Advisors. Dr. Vale was elected a director of the Company in September 1992. He is The Helen McLoraine Professor of Molecular Neurobiology at The Salk Institute for Biological Studies and is the Senior Investigator and Head of The Clayton Foundation Laboratories for Peptide Biology at The Salk Institute, where he is a member of the Corporation and former member of the Board of Trustees and former Chairman of the Faculty. He is also an Adjunct Professor of Medicine at the University of California, San Diego. In addition, Dr. Vale is recognized for his work on the molecular, pharmacological and biomedical characterization of neuroendocrine peptides, growth factors and their receptors. In recognition of his discoveries, he has received numerous awards and he is a member of the American Academy of Arts and Sciences, the Institute of Medicine and the National Academy of Sciences. Dr. Vale is a co-founder and member of the Board of Directors of Acceleron Pharma, Inc., a biotechnology company focused on musculoskeletal and metabolic therapeutics. He is a past President of both the American Endocrine Society and the International Society of Endocrinology. Dr. Vale received a B.A. in biology from Rice University and a Ph.D. in physiology and biochemistry from the Baylor College of Medicine.

W. Thomas Mitchell was appointed to Neurocrine’s Board of Directors in November 2002. He is the former Chairman of the Board and Chief Executive Officer of Genencor International, a biotechnology company. Under his guidance, Genencor’s revenues grew from under $30 million to over $325 million. In addition, he successfully managed the acquisition and integration of three major businesses to build the global enterprise that is now Genencor. An industry leader, Mr. Mitchell has participated in a number of important policy initiatives including the 1999 federal executive order that created the national bioenergy initiative. Mr. Mitchell also served as a member of the Governor’s Council on Biotechnology in California, which was responsible for helping to improve the state’s competitiveness in the mid-1990’s. Mr. Mitchell currently serves on the Board of Directors of DJO, Inc. a medical device company, where he is a member of the audit committee. He also served on the Advisory Boards of the Chemical Engineering School at Cornell University and the University of Iowa’s School of Engineering. He received his B.S. in chemical engineering from Drexel University. He also completed the Executive Development Program at the University of Michigan.

Gary A. Lyons has served as President, Chief Executive Officer and a director of the Company since joining Neurocrine in February 1993. Prior to joining the Company, Mr. Lyons held a number of senior management positions at Genentech including Vice President of Business Development and Vice President of Sales. Mr. Lyons currently serves on the Boards of Directors for Rigel Pharmaceuticals, Inc., a biotechnology company focused on immunology and Vical, Incorporated, a biotechnology company focused on the prevention and treatment of serious or life-threatening diseases. Mr. Lyons holds a B.S. in marine biology from the University of New Hampshire and an M.B.A. from Northwestern University’s J.L. Kellogg Graduate School of Management.

How often did the Board meet during fiscal 2006?

The Board of Directors of the Company held a total of fifteen meetings and took action by written consent on four occasions during 2006. During 2006, the Board of Directors had an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. Charters for each of these committees have been established and approved by the Board of Directors and copies of the charters of the Audit, Compensation and Nominating/Corporate Governance Committees have been posted on the Company’s website at www.neurocrine.com. During 2006, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each director served.

What are the various committees of the Board and which directors are on those committees?

The Company’s Audit Committee is comprised entirely of directors who meet the independence requirements set forth in Nasdaq Stock Market Rule 4350(d)(2)(A). Information regarding the functions performed by the committee, its membership, and the number of meetings held during the fiscal year is set forth in the “Report of the Audit Committee,” included in this annual proxy statement. The current members of the audit committee are Corinne H. Lyle, Richard F. Pops, and W. Thomas Mitchell. The Board of Directors has determined that Corinne H. Lyle and Richard F. Pops are “audit committee financial experts” within the meaning of item 407(d)(5) of SEC Regulation S-K.

During 2006, the Compensation Committee consisted of directors Adrian Adams, Richard F. Pops and Stephen A. Sherwin, M.D. This committee met five times and took one action by written consent during 2006. The Compensation Committee reviews and recommends to the Board the compensation of executive officers and other employees of the Company. The Compensation Committee is comprised solely of independent directors, as defined by Nasdaq Stock Market Rule 4200(a)(15).

The Company also has a Nominating/Corporate Governance Committee currently comprised of W. Thomas Mitchell, Joseph A. Mollica, Ph.D. and Stephen A. Sherwin, M.D; all independent directors as defined by Nasdaq Stock Market Rule 4200(a)(15). The Nominating/Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including administration of the Company’s Code of Business Conduct and Ethics which is available on the Company’s website at www.neurocrine.com. The functions of this committee also include consideration of the composition of the Board and recommendation of individuals for election as directors of the Company. The Nominating/Corporate Governance Committee will consider nominees recommended by stockholders provided such nominations are made pursuant to the Company’s Bylaws and applicable law. The committee met three times during 2006 to recommend the slate of directors that was approved at the 2006 Annual Meeting of Stockholders. The committee met in early 2007 to recommend that the Board of Directors nominate Corinne H. Lyle, Richard F. Pops, and Stephen A. Sherwin, M.D. for re-election as Class II directors for the upcoming three-year term.

What is our director nomination process?

Director qualifications

In selecting non-incumbent candidates and reviewing the qualifications of incumbent candidates for the Board of Directors, the Nominating/Corporate Governance Committee considers the Company’s corporate governance principles, which include the following:

Directors should possess the highest ethics, integrity and values, and be committed to representing the long-term interest of the stockholders. They also must have experience they can draw upon to help direct the business strategies of the Company together with sound judgment. They must be actively engaged in the pursuit of information relevant to the Company’s business and must constructively engage their fellow Board members and management in dialogue and the decision-making process.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities. In evaluating director nominees, the Nominating/Corporate Governance Committee considers the following factors: the appropriate size of the Company’s Board of Directors; personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; and experience as a board member of another publicly held company.

The Nominating/Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating/Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating/Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of the Company and its stockholders. The Nominating/Corporate Governance Committee does, however, believe that at least one, and, preferably, several, members of the Board of Directors, meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules. The Nominating/Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board of Directors.

Identification and evaluation of nominees for directors

The Nominating/Corporate Governance Committee identifies nominees for director by first evaluating the current members of the Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for Board of Directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Nominating/Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Nominating/Corporate Governance Committee generally polls the Board of Directors and members of management for their recommendations and may also seek input from third-party search firms. The Nominating/Corporate Governance Committee may also seek input from industry experts or analysts. The Nominating/Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are then interviewed by the Company’s independent directors and executive management. In making its determinations, the Nominating/Corporate Governance Committee evaluates each individual in the context of the Company’s Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors.

We have not received director candidate recommendations from the Company’s stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated.

What is our process for stockholder communications with the Board of Directors?

Although the Company has not established a formal process by which stockholders may communicate directly with directors, the Nominating/Corporate Governance Committee has taken note of recent corporate governance developments relating to stockholder communications and intends to consider development and implementation of specific procedures for stockholders to communicate directly with the Board. Until formal procedures are developed and posted on the Company’s website, any communications to the Board of Directors should be sent to the Board in care of Neurocrine Biosciences Investor Relations, 12790 El Camino Real, San Diego, CA 92130.

What is our policy regarding Board member attendance at the Company’s Annual Meeting?

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meeting. Joseph A. Mollica, Ph.D. and Gary A. Lyons represented the Board of Directors at the 2006 Annual Meeting of Stockholders.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee is currently comprised of directors Corinne H. Lyle, Richard F. Pops, and W. Thomas Mitchell. All current committee members satisfy the definition of independent director as established in the Nasdaq Stock Market qualification requirements. The Committee met four times during the year ended December 31, 2006.

The Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2006 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee also has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2006 with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as currently in effect. The independent registered public accounting firm also is responsible for performing an independent audit of the Company’s internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). In addition, the Committee has discussed the independent registered public accounting firm’s independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of non-audit services with the auditors’ independence.

The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audits. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Committee and the Board are also seeking stockholder ratification of the selection of the Company’s independent registered public accounting firm for the year ending December 31, 2007.

Respectfully submitted by:
AUDIT COMMITTEE

Corinne H. Lyle
W. Thomas Mitchell
Richard F. Pops

Audit and non-audit fees

The aggregate fees billed to the Company by Ernst & Young LLP, the Company’s independent registered public accounting firm, for the indicated services for each of the last two fiscal years were as follows:

	2006	2005

Audit fees (1)	$509,887	$380,826
Audit related fees (2)	40,574	15,785
Tax fees (3)	—	2,220
All other fees (4)	—	—

Total	$550,461	$398,831

(1)	Audit fees consist of fees for professional services performed by Ernst & Young LLP for the integrated audit of the Company’s annual financial statements and internal control over financial reporting and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit related fees consist of fees for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)	Tax fees consist of fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.

(4)	All other fees consist of fees for other permissible work performed by Ernst & Young LLP that does not meet with the above category descriptions.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of that firm. All of the services rendered by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with the Audit Committee pre-approval policy described below.

Audit Committee policy regarding pre-approval of audit and permissible non-audit services of our independent registered public accounting firm

The Company’s Audit Committee has established a policy that all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the Company’s registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Company’s independent registered public accounting firm and management are required to periodically (at least quarterly) report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

As of the Record Date, the executive officers of the Company were as follows:

Name	Age	Position

Gary A. Lyons	56	President, Chief Executive Officer and Director
Timothy P. Coughlin	40	Vice President and Chief Financial Officer
Margaret E. Valeur-Jensen, J.D., Ph.D.	50	Executive Vice President, General Counsel and Corporate Secretary
Richard Ranieri	55	Senior Vice President, Human Resources
Kevin C. Gorman, Ph.D.	49	Executive Vice President and Chief Operating Officer

See above for biographical information concerning Gary A. Lyons.

Timothy P. Coughlin was appointed Vice President and Chief Financial Officer in September 2006 after having served as Vice President, Controller. He is responsible for Accounting, Finance, Information Technology, and Investor Relations. Prior to joining Neurocrine in 2002, he was with CHI, a nationwide integrated healthcare delivery system where he served as Vice President, Financial Services. Mr. Coughlin also served as a Senior Manager in the Health Sciences practice of Ernst & Young LLP, and its predecessors, from 1989 to 1999. Mr. Coughlin holds a Bachelor’s degree in Accounting from Temple University and a Master’s degree in International Business from San Diego State University. Mr. Coughlin is a certified public accountant in both California and Pennsylvania.

Margaret E. Valeur-Jensen, J.D., Ph.D. became Executive Vice President, General Counsel and Corporate Secretary of the Company in February 2005 after having served as Senior Vice President, General Counsel and Corporate Secretary since January 2000. She joined the Company as Vice President, General Counsel and Secretary in October 1998. She is responsible for all corporate and patent law practices at the Company and serves as Corporate Secretary. From 1995 to 1998, Dr. Valeur-Jensen served as Associate General Counsel, Licensing and Business Law of Amgen. From 1991 to 1995, she served first as Corporate Counsel and later as Senior Counsel, Licensing for Amgen. Prior to joining Amgen, Dr. Valeur-Jensen practiced law at Davis, Polk & Wardell, a leading corporate law firm. She earned a J.D. degree from Stanford University, a Ph.D. in biochemistry and molecular biology from Syracuse University, and was a Post-Doctoral Fellow at Massachusetts General Hospital and Harvard Medical School.

Richard Ranieri joined the Company in June 2005 as Senior Vice President, Human Resources. From 1993 to 2005, Mr. Ranieri was Senior Vice President, Human Resources for Genencor International, Inc., a diversified biotechnology company. Prior to 1993, Mr. Ranieri spent more than 15 years with GlaxoSmithKline, a worldwide healthcare company, in various human resource positions at the corporate and divisional levels. Mr. Ranieri earned his B.A. in social science and accounting from Villanova University and an M.A. in organizational development from Rider University.

Kevin C. Gorman, Ph.D. has been employed with the Company since 1993. He is a founder of the Company and was appointed Executive Vice President and Chief Operating Officer in September 2006 after having served as Executive Vice President and Chief Business Officer and Senior Vice President of Business Development. Dr. Gorman is responsible for Research and Development, Business Development, Commercial Operations, and Marketing. From 1990 until 1993, Dr. Gorman was a principal of Avalon Medical Partners, L.P. where he was responsible for the early stage founding of the Company and several other biotechnology companies such as Onyx Pharmaceuticals, Metra Biosystems, IDUN and ARIAD Pharmaceuticals. Dr. Gorman received his Ph.D. in immunology and M.B.A. in Finance from the University of California, Los Angeles and did further post-doctoral training at The Rockefeller University.

Paul W. Hawran and Wendell Wierenga, Ph.D., served as executive officers during 2006 and have left the employment of the Company. Mr. Hawran, the former Executive Vice President and Chief Financial Officer, became a Senior Advisor to the Company on September 18, 2006 and retired from full-time status on April 1,

2007. Dr. Wierenga, the former Executive Vice President, Research and Development resigned from the Company on December 30, 2006.

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Role of the Compensation Committee

The Compensation Committee (“Committee”) reviews and recommends to the Board of Directors for approval the Company’s executive compensation policies. The Committee consists of three independent directors. During 2006, the members of the Committee were Richard F. Pops, Stephen A. Sherwin, M.D., and Adrian Adams. The Committee met six times during 2006. Mr. Adams resigned from the Board, effective February 14, 2007.

The specific roles of the Committee include:

•	reviewing and, if necessary, revising the compensation philosophy of the Company;

•	reviewing and approving corporate goals and objectives relating to the compensation of the Company’s executive officers, evaluating the performance of the Company’s executive officers in light of the Company’s goals and objectives;

•	reviewing and approving all employment agreements and compensation for all executive officers and guidelines for salaries, merit salary increases, bonus payments, stock based grants and performance stock based grants for all other employees of the Company;

•	reviewing and approving all promotions to executive officer and all new hires of executive officers;

•	managing and reviewing stock option, employee pension and benefit plans;

•	managing and reviewing the grant of perquisite benefits;

•	managing and reviewing executive officer and director indemnification and insurance matters; and

•	preparing and approving this section of the Company’s annual proxy statement.

Compensation Philosophy and Objectives

The Committee’s philosophy in establishing the Company’s compensation policy for executive officers and other employees is to:

•	create a structure designed to attract and retain highly skilled individuals by establishing salaries, benefits, and incentive compensation which compare favorably with those for similar positions in other biotechnology companies; and

•	align compensation plans to both short-term and long-term goals and objectives of the Company.

In light of the Company’s philosophy, the Committee attempts to provide a mix of compensation between base salary and cash bonuses such that approximately 30 to 60% of the executive officer’s total cash compensation is at risk, and that non-cash compensation is structured to provide a reward for corporate and individual performance. The Committee believes that this approach provides an appropriate incentive for executive officers to attain the Company’s long-term strategic and performance goals, and also retains and motivates key executive officers.

Role of Peer Group, Compensation Surveys and Consultants

In order to evaluate the Company’s competitive position in the industry, the Committee reviews and analyzes the compensation packages, including base salary levels, cash bonus awards and equity awards, offered by other biotechnology and pharmaceutical companies within a designated peer group. The peer group was selected based on business scope, market capitalization, stage of development, location and with whom the Company competes for talent. The peer group consists of Amylin Pharmaceuticals, Inc., Sepracor, Inc.,

Vertex Pharmaceuticals Incorporated, Cephalon, Inc., ImClone Systems Incorporated, PDL BioPharma, Inc., ICOS Corporation, OSI Pharmaceuticals, Inc., MGI Pharma, Inc., Nektar Therapeutics, Valeant Pharmaceuticals International, ISIS Pharmaceuticals, Inc., Arena Pharmaceuticals, Inc., Connectics Corporation, Incyte Corporation, Santarus, Inc., and Avanir Pharmaceuticals.

During 2006, the Committee reviewed the Company’s executive compensation policies and made recommendations to the Board regarding such policies. The competitive information was obtained directly from proxy statements filed by members of the peer group and from one national survey, the Radford Biotechnology Compensation Survey for establishing compensation levels.

During 2006, the Committee did not retain the services of a third party compensation consultant.

Role of Executive Officers in Compensation Decisions

The Committee makes all final decisions regarding compensation for executive officers (other than the Chief Executive Officer, which is decided by the entire Board of Directors), inclusive of determining equity awards. The Chief Executive Officer and the Senior Vice President of Human Resources annually review the performance of each executive officer (other than themselves), and review competitive market data for base salary, cash bonuses and equity awards. From this review, conclusions and recommendations, including proposed base salary adjustments and annual award amounts, are presented to the Committee for its consideration and approval. The Committee, in its sole discretion, can accept, modify or reject any of the recommendations.

Components of Compensation

The Company’s compensation for executive officers consists primarily of six components: base salary, cash bonuses, equity awards, deferred compensation benefits, retirement benefits as provided under the Company’s 401(k) plan, and other benefits. Each of these six components is described below.

Base salary

The base salary component of compensation is designed to compensate executive officers competitively at levels necessary to attract and retain qualified executives in the pharmaceutical and biotechnology industry. The base salaries have been targeted at or above the average rates paid by the peer group to enable the Company to attract, motivate, reward and retain highly skilled executives. As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired, taking into account such officer’s qualifications, experience, prior salary, and competitive salary information. Year-to-year adjustments to each executive officer’s base salary are based upon personal performance for the year, changes in the general level of base salaries of persons in comparable positions within the industry, and the average merit salary increase for such year for all employees of the Company established by the Committee, as well as other factors the Committee judges to be pertinent during an assessment period. In making base salary decisions, the Committee exercises its judgment to determine the appropriate weight to be given to each of these factors.

Cash bonuses

The Committee’s philosophy in establishing the Company’s cash bonus compensation strategy for executive officers and other employees is to provide a mix of compensation between salary and cash such that approximately 30 to 60% of the executive’s total cash compensation is at risk. This supports the achievement of Company goals and objectives by basing compensation on a pay-for-performance basis. These discretionary bonus payments are paid on an annual basis as part of the Company’s incentive compensation strategy. Bonus payments are linked to the attainment of overall corporate goals established by the Board of Directors and individual goals established for each executive officer. The Board of Directors establishes the maximum potential amount of each officer’s bonus payment annually, based upon the recommendation of the Committee. The appropriate weight to be given to each of the various goals used to calculate the amount of each officer’s bonus payment is determined by the Committee. The emphasis for 2006 was based on achievement of research & development goals (25%), business development goals (25%), commercial goals (25%) and general administration goals (25%), the sum of which is 100% of target when full achievement of goals occurs. The criteria set forth within each of these areas include many factors with a variety of expected achievement levels. Within research and development, the goal with the highest difficulty to achieve was obtaining FDA approval of indiplon. Failure to receive FDA approval of indiplon also affected many of the commercial goals for 2006. Achievement of the Company’s goals determines the initial bonus pool for the Company, and is then factored by the performance of each executive officer against individual goals for the year.

For 2006, executive officers were eligible for the following bonuses as a percentage of annualized base salary:

	Minimum	Target	Maximum
Officer	Payout	Percentage	Payout

Chief Executive Officer	0%	75%	150%
Chief Operating Officer	0%	60%	120%
All Other Officers	0%	50%	100%

Actual bonuses paid to executive officers for 2006 are reviewed below.

Equity awards

The Committee provides the Company’s executive officers with long-term incentive compensation through grants of stock options, restricted stock units (“RSU“s) and/or stock bonuses under the Company’s equity compensation plans. The Committee believes that these grant programs provide the Company’s executive officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company’s common stock. The Committee believes that these grants directly motivate an executive to maximize long-term stockholder value. The grants also utilize vesting periods that encourage key executives to continue in the employ of the Company. The Committee considers each grant subjectively, considering factors such as the individual performance of the executive officer, the anticipated contribution of the executive officer to the attainment of the Company’s long-term strategic performance goals, and to retain and motivate key executives. The Committee also considers stock grants and option packages provided to executive officers of our identified peer group. Long-term incentives granted in prior years are also taken into consideration.

New stock option equity awards typically vest over three years and have a seven year term. Additionally, all stock option equity awards are priced based upon the closing price of the Company’s common stock on the date of grant, which is also the approval date, by the Committee. RSU awards typically vest over three years with the exception of an RSU award that was granted to the Chief Executive Officer in 2007. This particular award vests upon achieving specific corporate performance goals. The Committee typically reviews Company and executive performance during the first quarter of each year to determine the amount and types of awards to be granted.

The Company had established an Employee Stock Purchase Plan (“ESPP”) both to encourage employees, including the Company’s executive officers, to continue in the employ of the Company and to motivate employees through an ownership interest in the Company. However, after reviewing the ESPP’s competitiveness, impact as a long-term employee retention factor, number of shares available, and the financial impact of Statement of Financial Accounting Standards No. 123R (“SFAS 123R”) on the Company, the plan was terminated effective July 1, 2006.

Deferred compensation plan

Currently, employees at the Senior Director level or above, inclusive of executives and members of the Board of Directors, are eligible to participate in the Company’s Deferred Compensation Plan (“NQDC Plan”). Under the terms of the NQDC Plan, each eligible participant may elect to defer all or a portion of cash compensation, RSUs and stock bonuses received for services to the Company. Elections must be made by December 31 of each year for compensation that will be deferred during the following year, and are irrevocable once made. Deferral of annual bonuses must be made by December 31 of the year preceding the year in which the bonus is earned. Upon receipt of an eligible participant’s deferral election, the Company maintains a deferred compensation investment account on behalf of such participant. Funds so invested are paid to participants based on an elected payout schedule over a period of up to 15 years. Upon death or termination for cause, funds are paid out within 60 days following the event. Funds may also be withdrawn for hardship under certain circumstances.

Retirement benefits

The terms of the Company’s 401(k) Savings Plan (“401k Plan”), provide for executive officer and broad-based employee participation. Under the 401k Plan, all Company employees are eligible to receive matching contributions from the Company that vest three years from date of hire and monthly thereafter. The Company’s matching contribution for the 401k Plan for 2006 was $0.50 for each dollar on the first 6% of each participant’s pretax contributions, and was calculated on a payroll-by-payroll basis subject to applicable Federal limits. The Company made no profit sharing or discretionary contributions to the 401k Plan in 2006.

Other benefits and perquisites

Executive officers are eligible to participate in the Company’s employee benefit plans on the same terms as all other employees. These plans include medical, dental and life insurance. Executive officers are also provided with one annual physical examination. Executive officers are eligible for four weeks of vacation from date of hire through ten years of employment, and five weeks of vacation per year of employment thereafter. Additionally, all executive officers, as well as all other Company employees, are eligible to receive a one-time additional two week vacation benefit after ten years of service. The Company may also provide relocation expense reimbursement and related tax gross-up benefits, and tax preparation and planning services, which are negotiated on an individual basis with executive officers. In addition, executive officers are eligible to receive severance benefits in connection with a termination or a change-in-control as set forth in each of their employment contracts and described more fully below.

Chief Executive Officer Compensation

Mr. Lyons joined the Company in February 1993. His initial salary, potential bonus, and stock grants were determined on the basis of negotiation between the Board of Directors and Mr. Lyons with due regard for his qualifications, experience, prior salary, and competitive salary information. Mr. Lyons’ compensation is reviewed annually on the same basis as discussed above for all executive officers. Mr. Lyons’ base salary for 2006 was $600,000. This was a 9.1% increase over Mr. Lyons’ 2005 base salary. Mr. Lyons’ base salary for 2006 was established in part by comparing the base salaries of chief executive officers at other biotechnology and pharmaceutical companies of similar size and development. Mr. Lyons has annual and long-term strategic and operational goals established by the Board. Based on Company and individual performance versus 2006 annual goals, Mr. Lyons was not awarded a bonus for 2006, nor did he receive a base salary increase . Therefore, Mr. Lyons’ base salary will remain $600,000 for 2007. On March 16, 2007, the Board approved and awarded Mr. Lyons performance-based RSUs. In total, Mr. Lyons was awarded 85,000 RSUs of which 50% vest upon FDA approval of indiplon and 50% vest upon indiplon commercial launch and are subject to deferred delivery arrangements. In addition, Mr. Lyons was awarded 85,000 stock options on March 16, 2007 at an option price of $10.98 that vest annually over three years. The RSUs and option awards described above are not eligible for the retirement provision that allows for accelerated vesting based upon certain years of service and age, as normally provided under our 2003 Plan.

Other Executive Officer Compensation

The compensation of all other executive officers is reviewed annually as discussed above.

Base salary

Effective January 1, 2006, Dr. Gorman received a promotion to Executive Vice President and Chief Business Officer and his annualized base salary became $315,000. Also effective January 1, 2006, Dr. Valeur-Jensen’s annualized base salary became $335,000 reflecting a merit increase and market adjustment of 11.7%, Dr. Wendell Wierenga’s annualized base salary became $385,000 reflecting a merit increase and market adjustment of 10.0%, Mr. Hawran’s annualized base salary became $365,000 reflecting a merit increase and market adjustment of 12.3%, and Mr. Ranieri’s annualized base salary became $287,000 reflecting a merit increase of 2.5% for a partial year of service.

Effective September 16, 2006, Dr. Gorman was promoted to the position of Executive Vice President and Chief Operating Officer and his annualized base salary became $400,000, and Dr. Valeur-Jensen’s annualized base salary was adjusted to $380,000 reflecting her increased responsibilities. Effective September 18, 2006, Mr. Coughlin was promoted to the position of Vice President and Chief Financial Officer and his annualized base salary became $275,000. On September 18, 2006, Mr. Hawran entered into an Amended and Restated Employment Agreement (“Amended Employment Agreement”), providing for his retirement from full-time status as Executive Vice President and Chief Financial Officer of the Company. Under the Amended Employment Agreement, Mr. Hawran continued as a Senior Advisor to the Company through April 1, 2007 and received a base salary at an annual rate of $365,000. On December 30, 2006, Dr. Wierenga resigned from the Company and entered into a consultant agreement pursuant to which he will provide consulting services to the Company through 2008. The Company will pay Dr. Wierenga $25,000 per year, which is payable in arrears in four bi-annual installments of $12,500 beginning on June 1, 2007 and ending on December 31, 2008 for a maximum retainer of $50,000.

Effective January 1, 2007, Mr. Ranieri’s annualized base salary became $300,000, and represents a 4.5% increase over his 2006 annualized salary. Mr. Ranieri was awarded this base salary adjustment for his day-to-day performance and his accomplishments versus 2006 personal goals. Dr. Gorman’s, Mr. Coughlin’s and Dr. Valeur-Jensen’s base salaries were all reviewed and adjusted in September 2006 for the reasons stated above and therefore their respective base salaries were not changed in January 2007.

Cash bonuses

In 2006, the Company established key technical milestones in research and development, business development initiatives, commercial targets based mainly on indiplon’s launch and specific administration cost savings and efficiencies as a basis for bonus payments. In reviewing performance for 2006, the Committee took into consideration the FDA action letters on indiplon. In addition, the Committee looked at other accomplishments with the research and development pipeline, and the significant results in administrative efficiencies and corporate savings. As a result of this analysis, no annual bonus payment was awarded to Dr. Gorman or Dr. Wierenga. The Committee did, however, award bonus payments to Dr. Valeur-Jensen, Mr. Ranieri and Mr. Coughlin based on individual performance and contributions. For 2006, bonus awards were as follows: Dr. Valeur-Jensen was awarded $115,000, which correlates to approximately 60% of her annual bonus target percentage; Mr. Coughlin was awarded $75,000, which correlates to approximately 55% of his annual bonus target percentage; and Mr. Ranieri was awarded $120,000, which correlates to approximately 80% of his bonus target percentage.

Long-term incentives

Long-term incentives are awarded to individuals to align the sharing of value creation between shareholders and executive officers. Long-term incentive awards are also used as a key retention and motivational tool. The Committee took into consideration the fact that the majority of past long-term incentive awards had exercise prices that were significantly greater than the current market price of the Company’s stock as a result of the stock price decline due primarily to the May 2006 FDA action letters on indiplon. As the Company has worked with the FDA to understand the key questions and topics that the agency had regarding indiplon, the Committee believed it was now important to award executive officers a long-term incentive grant that would retain and encourage each to stay with the Company and continue to work with the FDA to obtain indiplon’s approval and if obtained, proceed with its commercialization. As a result, on January 11, 2007, the Committee awarded the following long-term incentive grants: Dr. Valeur-Jensen was granted 58,000 RSUs and 100,000 stock options; Dr. Gorman was granted 63,000 RSUs and 108,000 stock options; Mr. Coughlin was granted 58,000 RSUs and 100,000 stock options; and Mr. Ranieri was granted 58,000 RSUs and 100,000 stock options. These RSUs and stock awards vest annually over three years. The exercise price of the stock options was $11.44 based on the closing price of the Company’s common stock on the date of grant.

Deferred compensation plan

For each year of the NQDC Plan, the Company may, but is not required to, make contributions to any of the executive officer’s plan accounts. During 2006, the Company did not make any such contributions. Some executive officers did elect to make voluntary contributions to the NQDC Plan during 2006.

Section 162(m)

The Board has considered the potential future effects of Section 162(m) of the Code on the compensation paid to the Company’s executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers named in the proxy statement, unless compensation is performance-based. The Company has adopted a policy that, where reasonably practicable, the Company will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of Section 162(m).

In approving the amount and form of compensation for the Company’s executive officers, the Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m).

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by:
COMPENSATION COMMITTEE

Richard F. Pops
Stephen A. Sherwin, M.D.

Compensation Committee interlocks and insider participation

As of December 31, 2006, the Compensation Committee consisted of Richard F. Pops, Stephen A. Sherwin, M.D., and Adrian Adams. No interlocking relationship exists between any member of the Compensation Committee and any member of any other company’s Board of Directors or compensation committee.

Summary Compensation Table. The following table sets forth the compensation paid by the Company for the fiscal year ended December 31, 2006 to the current and former executive officers named below (the “Named Executive Officers”):

Summary Compensation Table

					Stock	Option		All
		Salary		Bonus	Awards	Awards		Other		Total
Name and Title	Year	(1)		(1)	(2)	(3)		(4)		Compensation

Gary A. Lyons President and Chief Executive Officer	2006	$600,000		$—	$1,237,365	$1,642,833		$10,470	(5)	$3,490,668
Timothy P. Coughlin (6) Vice President and Chief Financial Officer	2006	$220,500	(7)	$75,000	$—	$132,420		$6,863	(8)	$434,783
Margaret Valeur-Jensen, J.D., Ph.D. Executive Vice President, General Counsel and Secretary	2006	$348,125		$115,000	$95,162	$375,288		$8,611	(9)	$942,186
Richard Ranieri Senior Vice President, Human Resources	2006	$287,000		$120,000	$37,240	$370,993		$43,811	(10)	$859,044
Kevin C. Gorman, Ph.D. Executive Vice President and Chief Operating Officer	2006	$339,792	(11)	$—	$102,056	$397,508		$7,726	(12)	$847,082
Paul W. Hawran Former Executive Vice President and Chief Financial Officer	2006	$365,000		$—	$246,091	$584,692	(13)	$9,392	(14)	$1,205,175
Wendell Wierenga, Ph.D. Former Executive Vice President, Research and Development	2006	$385,000		$—	$128,852	$292,178		$16,078	(15)	$822,108

(1)	Salary and bonus figures represent amounts earned during each respective fiscal year, regardless of whether part or all of such amounts were paid in subsequent fiscal year(s).

(2)	Stock awards granted to executive officers consist of restricted stock units and restricted stock and are subject to deferred delivery arrangements. The amounts shown are the share-based compensation costs recognized by Neurocrine in fiscal 2006 for stock awards granted in and prior to 2006 in accordance with SFAS 123R. The assumptions used to calculate the value of stock awards are set forth under Note 6 of the Notes to the Consolidated Financial Statements included in Neurocrine’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on February 9, 2007. Due to the deferred delivery arrangements, the vested portion of the stock awards is adjusted each period based on the closing market price of the Company’s common stock. The Company revalues the awards monthly and adjusts the share-based compensation expense accordingly.

(3)	The amounts shown are the compensation costs recognized by Neurocrine in fiscal 2006 for option awards granted in and prior to 2006 as determined pursuant to SFAS 123R. The assumptions used to calculate the value of option awards are set forth under Note 6 of the Notes to the Consolidated Financial Statements included in Neurocrine’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on February 9, 2007.

(4)	Unless otherwise indicated, the amounts in this column consist of (a) matching contributions made by Neurocrine under the tax-qualified 401(k) Plan, which provides for broad-based employee participation, (b) insurance premiums for life and disability paid by Neurocrine on behalf of executive officer and (c) certain relocation expenses.

(5)	Represents Company insurance premiums for life and disability of $3,870 and 401(k) contributions of $6,600.

(6)	Mr. Coughlin became the Chief Financial Officer on September 18, 2006.

(7)	Of this amount, Mr. Coughlin deferred the receipt of $11,025 under the NQDC Plan, as also reported in the Nonqualified Deferred Compensation Table below.

(8)	Represents Company insurance premiums for life and disability of $467 and 401(k) contributions of $6,396.

(9)	Represents Company insurance premiums for life and disability of $1,153, 401(k) contributions of $6,600 and annual physical exam costs of $858.

(10)	Represents Company insurance premiums for life and disability of $1,443, 401(k) contributions of $6,600, tax reimbursement from relocation of $33,181, annual physical exam costs of $887 and tax services of $1,700.

(11)	Of this amount, Dr. Gorman deferred the receipt of $84,948 under the NQDC Plan, as also reported in the Nonqualified Deferred Compensation Table below.

(12)	Represents Company insurance premiums for life and disability of $1,126 and 401(k) contributions of $6,600.

(13)	Pursuant to Mr. Hawran’s Amended Employment Agreement (as defined below), options to purchase 145,000 shares were forfeited on September 18, 2006.

(14)	Represents Company insurance premiums for life and disability of $1,859, 401(k) contributions of $6,600 and annual physical exam costs of $933.

(15)	Represents Company insurance premiums for life and disability of $3,685, 401(k) contributions of $6,600, accrued vacation of $4,916 which was paid out in 2006 and long-term care policy for Dr. Wierenga and his spouse of $877.

Grant of Plan-Based Awards. The following table sets forth certain information regarding stock and option awards granted by the Company during the year ended December 31, 2006 to the Named Executive Officers below:

Grants of Plan-Based Awards Table

		All Other	Option
		Stock Awards:	Awards: No.
		No. of	of Securities	Exercise or Base	Grant Date Fair
	Grant	Shares or	Underlying	Price of Option	Value of Stock and
Name	Date (1)	Units (2)	Options	Awards (1)	Option Awards (3)

Gary Lyons	1/19/2006	20,000	60,000	$60.95	$2,503,587
Timothy P. Coughlin	—	—	—	$—	$—
Margaret Valeur-Jensen, J.D., Ph.D.	1/19/2006	4,000	17,000	$60.95	$607,766
Richard Ranieri	1/19/2006	2,000	6,000	$60.95	$250,359
Kevin C. Gorman, Ph.D.	1/19/2006	4,000	17,000	$60.95	$607,766
Paul W. Hawran	1/19/2006	5,000	20,000	$60.95	$732,946
Wendell Wierenga, Ph.D.	1/19/2006	5,000	20,000	$60.95	$732,946

(1)	All options and awards were granted and approved on the same date with an exercise price equal to the closing market price of the Company’s common stock on date of grant. All option awards are time-based awards, which vest monthly over three years and have an option term of seven years.

(2)	All of the stock-based awards (restricted stock units) were placed into the Company’s NQDC Plan and also reported in the Nonqualified Deferred Compensation Table.

(3)	Reflects the grant date fair value calculated in accordance with SFAS 123R. The assumptions used to calculate the value of stock awards and options are set forth under Note 6 of the Notes to the Consolidated Financial Statements included in Neurocrine’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on February 9, 2007.

To assist in understanding the data in the tables above, the following is a description of the employment and consulting agreements currently in place between the Company and the Named Executive Officers:

Agreements with Named Executive Officers

Gary A. Lyons has an employment contract that provides that: (i) Mr. Lyons will serve as the Company’s President and Chief Executive Officer for a term of three years commencing on May 24, 2003 at an initial annual salary of $475,000, subject to annual adjustment by the Board of Directors; (ii) the agreement will automatically renew for three-year periods thereafter unless the Company or Mr. Lyons gives 90 days notice of termination; (iii) Mr. Lyons is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and, (iv) each year during the term of the agreement, Mr. Lyons will be eligible to receive stock option awards with the number of shares and exercise price as shall be determined by the Board of Directors. Mr. Lyons entered into his employment agreement on

May 24, 2000. Effective May 24, 2003, the term was automatically extended until 2006. Effective May 24, 2006, the term was automatically extended for an additional three years.

Timothy P. Coughlin has an employment contract that provides that: (i) Mr. Coughlin will serve as the Company’s Vice President and Chief Financial Officer for a term of three years commencing on September 18, 2006 at an initial annual salary of $275,000, subject to annual adjustment by the Board of Directors; (ii) the agreement will automatically renew for three-year periods thereafter unless the Company or Mr. Coughlin gives 90 days notice of termination; (iii) Mr. Coughlin is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) each year starting in 2006 and continuing for the term of the agreement, Mr. Coughlin will be eligible to receive stock option awards with the number of shares and exercise price as shall be determined by the Board of Directors.

Margaret E. Valeur-Jensen, J.D., Ph.D. has an employment contract that provides that: (i) Dr. Valeur-Jensen will serve as the Company’s Senior Vice President, General Counsel and Corporate Secretary for a term of three years commencing on May 24, 2003 at an initial annual salary of $272,000, subject to annual adjustment by the Board of Directors (subsequent to entering into the employment contract, Dr. Valeur-Jensen was promoted to Executive Vice President, General Counsel and Corporate Secretary); (ii) the agreement will automatically renew for three-year periods thereafter unless the Company or Dr. Valeur-Jensen gives 90 days notice of termination; (iii) Dr. Valeur-Jensen is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) Dr. Valeur-Jensen is eligible to receive stock option awards with the number of shares and exercise price as shall be determined by the Board of Directors. Effective May 24, 2006, the term was automatically extended for an additional three years.

Richard Ranieri has an employment contract that provides that: (i) Mr. Ranieri will serve as the Company’s Senior Vice President, Human Resources for a term of three years commencing on June 20, 2005 at an initial annual salary of $280,000, subject to annual adjustment by the Board of Directors; (ii) the agreement will automatically renew for three-year periods thereafter unless the Company or Mr. Ranieri gives 90 days notice of termination; (iii) Mr. Ranieri is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) each year starting in 2005 and continuing for the term of the agreement, Mr. Ranieri will be eligible to receive stock option awards with the number of shares and exercise price as shall be determined by the Board of Directors.

Kevin C. Gorman, Ph.D. has an employment contract that provides that: (i) Dr. Gorman will serve as the Company’s Senior Vice President, Business Development for a term of three years commencing on September 15, 2003 at an initial annual salary of $265,000, subject to annual adjustment by the Board of Directors (subsequent to entering into the employment contract, Dr. Gorman was promoted to Executive Vice President and Chief Operating Officer); (ii) the agreement will automatically renew for three-year periods thereafter unless the Company or Dr. Gorman gives 90 days notice of termination; (iii) Dr. Gorman is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) each year starting in 2004 and continuing for the term of the agreement, Dr. Gorman will be eligible to receive stock option awards with the number of shares and exercise price as shall be determined by the Board of Directors. Effective September 15, 2006, the term was automatically extended for an additional three years.

Paul W. Hawran entered into an Amended and Restated Employment Agreement dated September 18, 2006 (“Amended Employment Agreement”), providing for his retirement from full-time status and Executive Vice President and Chief Financial Officer of the Company. Under the Amended Employment Agreement, Mr. Hawran continued as a Senior Advisor to the Company through April 1, 2007 (the “Retirement Date”) and received salary at an annual rate of $365,000. Mr. Hawran received a lump sum cash payment of $400,000 in April of 2007. Additionally, Mr. Hawran will receive $800,000 payable ratably over eleven months from April 15, 2007 through March 15, 2008. The Company will reimburse Mr. Hawran’s health insurance costs for a period of twelve months after the Retirement Date. Mr. Hawran surrendered to the Company options to purchase 145,000 shares of the Company’s common stock on September 18, 2006.

Wendell Wierenga, Ph.D. resigned from the Company on December 30, 2006 and entered into a consultant agreement pursuant to which he will provide consulting services to the Company through 2008. The

Company will pay Dr. Wierenga $25,000 per year, which is payable in arrears in four bi-annual installments of $12,500 beginning on June 1, 2007 and ending on December 31, 2008 for a maximum retainer of $50,000.

Outstanding Equity Awards. The following table sets forth the outstanding equity awards held by the Named Executive Officers at December 31, 2006:

Outstanding Equity Awards Table

	Option Awards								Stock Awards
					Equity
					Incentive
					Plan
					Awards:						Market
	Number of		Number of		Number				Number of		Value of
	Securities		Securities		of Securities				Shares or		Shares or
	Underlying		Underlying		Underlying				Units of		Units of
	Unexercised		Unexercised		Unexercised		Option	Option	Stock That		Stock That
	Options		Options		Unearned		Exercise	Expiration	Have Not		Have Not
Name	Exercisable		Unexercisable		Options		Price	Date	Vested (1)		Vested (1)

Gary A. Lyons	63,091	(2)	–		–		$7.38	04/29/2007	–		–
	12,501	(2)	–		–		$7.75	04/16/2008
	15,627	(2)	–		–		$5.38	03/02/2009
	4,676	(2)	–		–		$34.50	02/22/2010
	2,409	(2)	–		–		$24.33	04/18/2011
	2,188	(2)	–		–		$35.14	05/24/2011
	125,000	(2)	–		–		$36.79	02/07/2012
	98,540	(2)	11,460	(3)	–		$48.51	05/22/2013
									1,251	(2)	$13,035
	100,000	(2)(4)	–		–		$57.51	05/26/2014
	34,374	(2)	40,626	(3)	–		$40.39	02/18/2015
	13,749	(2)	46,251	(3)	–		$60.95	01/19/2013
									13,889	(5)	$144,723
GEL Family Trust (6)	13,499	(2)	–				$7.75	04/16/2008
	7,292	(2)	–				$5.38	03/02/2009
	85,324	(2)	–				$34.50	02/22/2010
	7,591	(2)	–				$24.33	04/18/2011
	87,812	(2)	–				$35.14	05/24/2011
Timothy P. Coughlin	11,000	(7)	–				$41.00	09/30/2012
	2,265	(2)	1,485				$44.70	07/23/2014
	2,249	(2)	1,751				$45.04	10/20/2014
	–		–		100	(9)	$44.77	10/21/2014
	781	(2)	1,719				$47.88	09/20/2015
Margaret Valeur-Jensen, J.D., Ph.D.	2,281	(7)	–				$5.06	10/01/2008
	40,000	(2)	–				$34.50	02/22/2010
	10,000	(2)	–				$24.33	04/18/2011
	25,000	(2)	–				$35.14	05/24/2011
	35,000	(2)	–				$36.79	02/07/2012
	31,354	(2)	3,646				$48.51	05/22/2013
									469	(2)	$4,887
	30,000	(2)(4)	–				$57.51	05/26/2014
	11,458	(2)	13,542				$40.39	02/18/2015
	3,895	(2)	13,105				$60.95	01/19/2013
									2,778	(5)	$28,947

	Option Awards						Stock Awards
				Equity
				Incentive
				Plan
				Awards:					Market
	Number of		Number of	Number			Number of		Value of
	Securities		Securities	of Securities			Shares or		Shares or
	Underlying		Underlying	Underlying			Units of		Units of
	Unexercised		Unexercised	Unexercised	Option	Option	Stock That		Stock That
	Options		Options	Unearned	Exercise	Expiration	Have Not		Have Not
Name	Exercisable		Unexercisable	Options	Price	Date	Vested (1)		Vested (1)

VJV Family Trust (6)	67,060	(7)	–		$5.06	10/01/2008
Richard Ranieri	30,008	(7)	49,992		$42.40	06/20/2015
							5,000	(8)	$52,100
	1,374	(2)	4,626		$60.95	01/19/2013
							1,389	(5)	$14,473
Kevin C. Gorman, Ph.D.	5,000	(2)	–		$7.81	02/09/2008
	12,000	(2)	–		$7.75	04/16/2008
	2,500	(2)	–		$6.50	08/19/2008
	15,000	(2)	–		$4.88	06/01/2009
	17,144	(2)	–		$19.44	04/06/2010
	10,000	(2)	–		$24.33	04/18/2011
	20,000	(2)	–		$35.14	05/24/2011
	35,000	(2)	–		$36.79	02/07/2012
	35,833	(2)	4,167		$48.51	05/22/2013
							626	(2)	$6,523
	35,000	(2)(4)	–		$57.51	05/26/2014
	11,458	(2)	13,542		$40.39	02/18/2015
	3,895	(2)	13,105		$60.95	01/19/2013
							2,778	(5)	$28,947
KCG Family Trust (6)	30,006	(7)	–		$19.44	04/06/2010
Paul W. Hawran							313	(2)	$3,261
							3,473	(5)	$36,189
PNH Family Trust (6)	34,938	(2)			$34.50	02/22/2010
	156,525	(10)			$23.38	04/01/2010
Wendell Wierenga, Ph.D.	100,000	(4)(7)			$53.58	09/02/2013
	30,000	(2)(4)			$57.51	05/26/2014
	16,041	(2)	18,959		$40.39	02/18/2015
	4,583	(2)	15,417		$60.95	01/19/2013
							3,473	(5)	$36,189

(1)	Stock awards granted to executive officers consist of RSUs and restricted stock, which are subject to deferred delivery arrangements. The market value of RSUs and restricted stock that have not vested is derived by multiplying the number of RSUs and restricted stock that have not vested as of December 31, 2006 by the closing price of the Company’s common stock on December 31, 2006 or $10.42.

(2)	Vests monthly over four years.

(3)	Options are subject to accelerated vesting provisions based on certain years of service and age upon retirement. Mr. Lyons satisfied these requirements in April 2007.

(4)	On November 7, 2005, the Company accelerated vesting on all unvested stock options to purchase shares of common stock that were held by then-current employees and had an exercise price per share equal to or greater than $50.00. The acceleration of these stock options was undertaken to eliminate the future compensation expense associated with the adoption of SFAS 123R in the Company’s consolidated statements of operations.

(5)	Vests monthly over three years.

(6)	As of December 31, 2006 these options were held by limited liability companies formed by the executive officer listed immediately above the limited liability company for estate planning purposes.

(7)	Vests monthly over four years, subject to an initial one-year “cliff”.

(8)	Vests four years from date of grant.

(9)	Vests upon FDA approval of the Company’s new drug application for indiplon.

(10)	20% vests upon second anniversary of grant date, 30% vests upon third anniversary of grant date and 50% vests upon fourth anniversary of grant date.

Nonqualified Deferred Compensation. The following table sets forth information regarding the compensation deferred into the Company’s NQDC Plan in the fiscal year ended December 31, 2006 by the Named Executive Officers:

Nonqualified Deferred Compensation Table

					Aggregate
		Executive		Aggregate	Balance
		Contributions in		Earnings	at Last
Name	Year	Last FY (1)		in Last FY	FYE (2)

Gary A. Lyons	2006	$1,609,152	(3)	$(1,210,103)	$2,306,446
Timothy P. Coughlin	2006	$11,025	(4)	$764	$11,789
Margaret Valeur-Jensen, J.D., Ph.D.	2006	$243,800	(5)	$(328,564)	$519,796
Richard Ranieri	2006	$121,900	(5)	$(101,060)	$20,840
Kevin C. Gorman, Ph.D.	2006	$328,748	(6)	$(356,212)	$592,333
Paul W. Hawran	2006	$304,750	(5)	$(324,764)	$336,454
Wendell Wierenga, Ph.D.	2006	$304,750	(5)	$(503,409)	$270,356

(1)	In 2006, the Company required all executive officers to contribute any and all RSU’s received as compensation to the NQDC Plan.

(2)	Aggregate balance includes the value of stock based awards subject to future vesting for all Named Executive Officers who contributed stock based awards to the NQDC Plan.

(3)	Consists of $1,219,000 in total value of RSU’s and $390,152 of the bonus payment earned in 2005 but paid in 2006.

(4)	Consists of $11,025 of the salary payment reported in the Summary Compensation Table under the column entitled “Salary”.

(5)	Consists solely of the total value of RSU’s contributed to the NQDC Plan by the Named Executive Officer.

(6)	Consists of $243,800 in total value of RSU’s and $84,948 of the salary payment reported in the Summary Compensation Table under the column entitled “Salary”.

Under the terms of the NQDC Plan, executive officers are eligible to defer base salary, bonus and/or special awards, such as RSUs. Generally, elections must be made by December 31 of each preceding year and are irrevocable once made. Because the Company expects to incur liabilities under the terms of the NQDC Plan, the Company elected, but was not required to, establish a trust with the intention to make contributions to the trust to provide a source of funds to assist in meeting its potential liabilities under the terms of the NQDC Plan. Upon receipt of an eligible participant’s deferral election, the Company maintains a deferred compensation investment account on behalf of such participant. Funds so invested are paid to participants based on an elected payout schedule over a period of up to 15 years. Upon death or termination for cause, funds are paid out within 60 days following the event. Funds may also be withdrawn for hardship under some circumstances. Executive officers’ accounts under the NQDC Plan are credited with deferrals made by him or her, and are thereafter adjusted to record earnings and losses matching the performance of various investment options selected by the executive officer. Losses recorded to the executive officers’ accounts are mainly due to the decrease in the Company’s stock price. All cash deferrals are 100% vested upon contribution. All equity award contributions vest according to the terms of the individual award.

Compensation of Executive Officers — Option Exercises and Stock Value. The following table sets forth the options exercised and stock awards that vested during fiscal 2006 along with their respective values at December 31, 2006 for the Named Executive Officers:

Option Exercises and Stock Vested Table

	Option Awards (1)		Stock Awards (2)
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise (3)	Vesting	Vesting (4)

Gary A. Lyons	–	–	7,111	$74,097
Timothy P. Coughlin	6,000 (5)	$159,000	–	$–
Margaret Valeur-Jensen, J.D., Ph.D.	–	–	1,597	$16,641
Richard Ranieri	–	–	611	$6,367
Kevin C. Gorman, Ph.D.	–	–	1,722	$17,943
Paul W. Hawran	–	–	1,778	$18,527
Wendell Wierenga, Ph.D.	–	–	2,277	$23,726

(1)	Information relates to stock exercises during 2006.

(2)	Information relates to stock awards, which consists of RSUs and restricted stock that vested during 2006 and the entire amount of which is subject to deferred delivery arrangements per the NQDC Plan as described in the Nonqualified Deferred Compensation table and the accompanying narrative.

(3)	Calculated by multiplying the number of option shares purchased by the difference between the exercise price and the market price of the Company’s common stock at the time of exercise.

(4)	Calculated by multiplying the number of shares acquired on vesting during fiscal 2006 by the closing price of the Company’s common stock at December 31, 2006 of $10.42.

(5)	Exercised pursuant to a 10b5-1 plan.

Compensation of Executive Officers — Tables. The following tables set forth the potential severance benefits payable to the Named Executive Officers in the event of a termination or change in control (assuming such event occurred on December 31, 2006):

Potential Payment upon Termination Table (1)

			Accrued
Name	Salary (2)	Bonus (3)	Compensation (4)	Options (5)	Medical (6)	Total

Gary A. Lyons	$600,000	$400,000	$—	$—	$17,789	$1,017,789
Timothy P. Coughlin	$206,250	$34,500	$29,425	$—	$13,073	$283,248
Margaret Valeur-Jensen, J.D., Ph.D.	$285,000	$112,500	$33,718	$—	$13,300	$444,518
Richard Ranieri	$215,250	$52,500	$10,426	$—	$13,099	$291,275
Kevin C. Gorman, Ph.D.	$300,000	$105,000	$36,699	$—	$13,342	$455,041

(1)	Reflects a termination without cause, or deemed termination, prior to a change in control.

(2)	Based on salary as of December 31, 2006.

(3)	Based on bonus payments made during 2006 earned in 2005.

(4)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2006 and a one-time additional two week vacation benefit for eligible employees.

(5)	All options held by the Named Executive Officers have an exercise price greater than the Company’s closing price of its common stock at December 31, 2006. Therefore using the intrinsic method or cash value method to calculate the expense associated with accelerating options results in $0 under both calculations.

(6)	Medical is comprised of health insurance premiums for the period specified in each executive officer’s employment contract.

Potential Payment upon Change-in-Control Table (1)

			Accrued		Statutory Tax
Name	Severance (2)	Bonus	Compensation (3)	Options (4)	Gross-up	Total

Gary A. Lyons	$900,000	$600,000	$—	$—	$1,002,170	$2,502,170
Timothy P. Coughlin	$275,000	$46,000	$29,425	$—	$154,204	$504,629
Margaret Valeur-Jensen, J.D., Ph.D.	$380,000	$150,000	$33,718	$—	$254,604	$818,322
Richard Ranieri	$287,000	$70,000	$10,426	$—	$171,497	$538,923
Kevin C. Gorman, Ph.D.	$400,000	$140,000	$36,699	$—	$259,408	$836,107

(1)	Reflects a termination without cause, or deemed termination, within a specified time following a change in control.

(2)	Based on salary as of December 31, 2006.

(3)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2006 and two week vacation benefit for eligible employees.

(4)	All options have an exercise price greater than the Company’s closing price of its common stock at December 31, 2006. Therefore using the intrinsic method or cash value method to calculate the expense associated with accelerating options results in $0 under both calculations.

Potential payments upon termination or change-in-control. The following is a description of the arrangements under which the Named Executive Officers may be entitled to potential payments upon a termination or change in control:

Mr. Lyons is entitled to continue to receive his salary, health, welfare and retirement benefits for 12 months, as well as a lump sum payment in an amount equal to the pro rata share of his previous year’s annual bonus based on the number of completed months of employment in the fiscal year plus an additional 12 months, and 12 months of continued vesting of outstanding stock options in the event that the Company terminates his employment without cause, or materially reduces the power and duties of his employment without cause, which will be deemed to be a termination. In the event of a termination without cause or deemed termination within six months after a change in control or Mr. Lyons’ voluntary termination within thirty (30) days following the six (6) month anniversary of a change in control, Mr. Lyons’ outstanding options would be accelerated and immediately exercisable in full, and he would receive a lump-sum severance payment equal to one and one-half times his then annual base salary and previous year’s annual bonus amount. In addition, the Company has agreed to reimburse Mr. Lyons for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control.

Mr. Coughlin is entitled to continue to receive his salary, health, welfare and retirement benefits for nine months as well as a lump sum payment in an amount equal to a pro rata share of his annual bonus based on the number of completed months of employment in the fiscal year plus an additional nine months and nine months of continued vesting of outstanding stock based awards in the event that the Company terminates his employment without cause, or materially reduces the power and duties of his employment without cause, which will be deemed to be a termination. In the event of a termination without cause or deemed termination within six months after a change in control or Mr. Coughlin’s voluntary termination within thirty (30) days following the six (6) month anniversary of a change in control, Mr. Coughlin’s outstanding stock based awards would be accelerated and immediately exercisable in full and he would receive a lump-sum severance payment equal to his then annual base salary plus previous year’s annual bonus amount. In addition, the Company has agreed to reimburse Mr. Coughlin for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control.

Dr. Valeur-Jensen is entitled to continue to receive her salary, health, welfare and retirement benefits for nine months, a lump sum payment in an amount equal to a pro rata share of her annual bonus based on the number of completed months of employment in the fiscal year plus an additional nine months and nine months of continued vesting of outstanding stock options in the event that the Company terminates her employment without cause, or materially reduces the power and duties of her employment without cause, which will be deemed to be a termination. In the event of a termination without cause or deemed termination within six months after a change in control or Dr. Valeur-Jensen’s voluntary termination within thirty (30) days following the six (6) month anniversary of a change in control, Dr. Valeur-Jensen’s outstanding options would be accelerated and immediately exercisable in full and she would receive a lump-sum severance payment equal to her then annual base salary plus previous year’s annual bonus amount. In addition, the Company has agreed to reimburse Dr. Valeur-Jensen for the increase in federal and state income taxes payable by her by reason of the benefits provided in connection with such a termination in connection with a change in control.

Mr. Ranieri is entitled to continue to receive his salary, health, welfare and retirement benefits for nine months as well as a lump sum payment in an amount equal to a pro rata share of his annual bonus based on the number of completed months of employment in the fiscal year plus an additional nine months and nine months of continued vesting of outstanding stock options in the event that the Company terminates his employment without cause, or materially reduces the power and duties of his employment without cause, which will be deemed to be a termination. In the event of a termination without cause or deemed termination within six months after a change in control or Mr. Ranieri’s voluntary termination within thirty (30) days following the six (6) month anniversary of a change in control, Mr. Ranieri’s outstanding options would be accelerated and immediately exercisable in full and he would receive a lump-sum severance payment equal to his then annual base salary plus previous year’s annual bonus amount. In addition, the Company has agreed to reimburse Mr. Ranieri for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control.

Dr. Gorman is entitled to continue to receive his salary, health, welfare and retirement benefits for nine months as well as a lump sum payment in an amount equal to a pro rata share of his annual bonus based on the number of completed months of employment in the fiscal year plus an additional nine months and nine months of continued vesting of outstanding stock options in the event that the Company terminates his employment without cause, or materially reduces the power and duties of his employment without cause, which will be deemed to be a termination. In the event of a termination without cause or deemed termination within six months after a change in control or Dr. Gorman’s voluntary termination within thirty (30) days following the six (6) month anniversary of a change in control, Dr. Gorman’s outstanding options would be accelerated and immediately exercisable in full and he would receive a lump-sum severance payment equal to his then annual base salary plus previous year’s annual bonus amount. In addition, the Company has agreed to reimburse Dr. Gorman for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control.

Compensation of Directors. The following table sets forth the compensation paid by the Company for the fiscal year ended December 31, 2006 to the current and former directors of the Company named below:

Director Compensation Table

	Fees Earned
	or Paid	Option	All Other
Name	in Cash (1)	Awards (2)	Compensation		Total

Gary A. Lyons (3)	$—	$—	$—		$—
Adrian Adams (4)	$44,000	$609,007	$—		$653,007
W. Thomas Mitchell (5)	$51,000	$142,349	$—		$193,349
Joseph A. Mollica, Ph.D. (6)	$52,250	$177,936	$—		$230,186
Richard F. Pops (7)	$48,250	$142,349	$—		$190,599
Stephen A. Sherwin, M.D. (8)	$49,000	$142,349	$—		$191,349
Corinne H. Lyle (9)	$51,500	$142,349	$—		$193,849
Wylie W. Vale, Ph.D (10)	$—	$142,349	$50,000	(11)	$192,349

(1)	Amounts in this column reflect amounts paid in cash in 2006, except for Mr. Adams and Dr. Mollica who each deferred receipt of cash payments of $37,000 and $52,250, respectively, into the Company’s NQDC Plan as listed in the Directors Nonqualified Deferred Compensation Table.
(2)	The amounts shown are the compensation costs recognized by Neurocrine in fiscal 2006 for option awards granted in and prior to 2006 as determined pursuant to SFAS 123R. The assumptions used to calculate the value of option awards are set forth under Note 6 of the Notes to the Consolidated Financial Statements included in Neurocrine’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on February 9, 2007.

(3)	As of December 31, 2006 Mr. Lyons had outstanding options to purchase 570,492 shares of common stock and 27,500 outstanding RSUs, which are subject to deferred delivery arrangements per the Company’s NQDC Plan.

(4)	As of December 31, 2006 Mr. Adams had outstanding options to purchase 37,000 shares of common stock.

(5)	As of December 31, 2006 Mr. Mitchell had outstanding options to purchase 68,000 shares of common stock.

(6)	As of December 31, 2006 Dr. Molllica had outstanding options to purchase 110,000 shares of common stock.

(7)	As of December 31, 2006 Mr. Pops had outstanding options to purchase 84,000 shares of common stock.

(8)	As of December 31, 2006 Dr. Sherwin had outstanding options to purchase 101,500 shares of common stock.

(9)	As of December 31, 2006 Ms. Lyle had outstanding options to purchase 44,000 shares of common stock.

(10)	As of December 31, 2006 Dr. Vale had outstanding options to purchase 72,000 shares of common stock.

(11)	Reflects fees paid pursuant to a consulting agreement with Dr. Vale in lieu of Director fees. See “Related Person Transactions” below.

Directors Compensation Summary

Non-employee directors are reimbursed for expenses incurred in connection with performing their duties as directors of the Company. Directors who are not employees or consultants of the Company receive a $25,000 annual retainer, $2,000 for each regular meeting of the Board of Directors and $750 for each special meeting or telephone meeting lasting more than one hour that such directors attend. The Company has agreed to provide Joseph A. Mollica, Ph.D. as Chairman of the Board an additional $5,000 making his total annual cash retainer $30,000. In addition to the cash compensation set forth above, the Chairman of the Audit Committee, Corinne H. Lyle, receives an additional $10,000 annual cash retainer. The Chairman of the Compensation Committee, Richard F. Pops, and the Chairman of the Nominating/Corporate Governance Committee, W. Thomas Mitchell, each receive an additional annual cash retainer of $5,000 for chairing these committees. Each other director who is a member of the Audit Committee, the Compensation Committee or the Nominating/Corporate Governance Committee will receive an annual $3,000 cash retainer for each Committee on which he or she serves.

Effective March 1, 2000, each non-employee director is eligible to participate in the Company’s NQDC Plan. In addition to non-employee directors of the Company, the Company’s officers, vice presidents, and higher ranking employees are also eligible to participate in the NQDC Plan. For the year 2006, Joseph A. Mollica, Ph.D. and Adrian Adams elected to defer 100% of their cash compensation from the Company pursuant to the NQDC Plan. For the year 2007, Joseph A. Mollica, Ph.D. elected to defer 100% of his cash compensation.

Additionally, each non-employee director receives a grant of nonstatutory options to purchase 12,000 shares of the Company’s common stock (except that Joseph A. Mollica, Ph.D. as Chairman of the Board, receives options to purchase 15,000 shares) at each Annual Meeting of Stockholders, provided that such non-employee director has been a non-employee director of the Company for at least six months prior to the date of such Annual Meeting. Each new non-employee director is automatically granted a nonstatutory stock option to purchase 25,000 shares of the Company’s common stock upon the date such person joins the Board of Directors.

All options granted to non-employee directors vest monthly over the one-year period following the date of grant and have exercise prices equal to the fair market value of the Company’s common stock on the date of the grant.

Nonqualified Deferred Compensation. The following table sets forth the compensation deferred into the Company’s NQDC Plan in the fiscal year ended December 31, 2006 by the current and former directors of the Company named below:

Directors Nonqualified Deferred Compensation Table

		Executive	Aggregate	Aggregate
		Contributions in	Earnings in	Balance at
Name	Year	Last FY (1)	Last FY	Last FYE

Adrian Adams	2006	$37,000	$4,343	$55,093
Joseph A. Mollica, Ph.D.	2006	$52,250	$33,813	$292,592

(1)	Consists of board fees earned during 2006.

Additional information

Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among any of the directors, executive officers or key employees of the Company. No executive officer, key employee, promoter or control person of the Company has, in the last five years, been subject to bankruptcy proceedings, criminal proceedings or legal proceedings related to the violation of state or federal commodities or securities laws.

RELATED PERSON TRANSACTIONS

Review, approval or ratification of related person transactions

In accordance with our audit committee charter, our audit committee is responsible for reviewing and approving the terms and conditions of all related person transactions. Although we have not entered into any material financial transactions with related persons or any immediate family member of an officer or director of our company, if we were to do so, any such transaction that would disqualify a director from meeting the “independent director” standard as defined under the Nasdaq Stock Market rules would require review by our audit committee prior to entering into such transaction. For all other related person transactions the Company reviews all agreements and payments for related person transactions and based on this review, a report is made to our audit committee quarterly disclosing all related person transactions during that quarter, if any. All related person transactions shall be disclosed in the Company’s applicable filings with the Securities and Exchange Commission as required under SEC rules.

Related person transactions during fiscal 2006

The Company has a consulting agreement with Wylie W. Vale, Ph.D. pursuant to which Dr. Vale spends a significant amount of time performing services for the Company, and is prohibited from providing consulting services to or participating in the formation of any company in Neurocrine’s field of interest or that may be competitive with Neurocrine. Dr. Vale’s agreement is for a one-year term that commenced in November 2006 and provides for an annual consulting fee of $50,000 in exchange for his consulting services to the Company. This agreement allows for extension by mutual consent. In addition, during 2006, the Company paid approximately $377,000 to the Salk Institute, where Dr. Vale is a professor and head of the Clayton Foundation Laboratories for Peptide Biology, for license and patent expenses related to our corticotropin-releasing factor programs.

PROPOSAL TWO: APPROVAL OF AN AMENDMENT TO THE 2003
INCENTIVE STOCK PLAN, AS AMENDED

INCREASE OF 500,000 SHARES

General

The 2003 Incentive Stock Plan, as amended, of Neurocrine Biosciences, Inc. (the “2003 Plan”) was originally approved by the Board of Directors and the stockholders of the Company in 2003. The Board has approved an increase in the number of shares of common stock reserved for issuance under the 2003 Plan from 4,300,000 to 4,800,000, subject to stockholder approval at the Annual Meeting.

The Board believes that the proposed increase in the number of shares of common stock reserved for issuance under the 2003 Plan will allow the Company to attract and retain valuable employees and continue to provide its employees, consultants and directors with a proprietary interest in the Company.

The 2003 Plan authorizes the grant to our employees of options that qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The 2003 Plan also authorizes the grant of nonstatutory stock options, restricted stock awards, restricted stock units and stock bonus awards (collectively “Equity Awards”) to our employees, directors and consultants. The 2003 Plan also provides that certain nonstatutory stock options will be automatically granted to non-employee directors and the Chairman of the Board of Directors of the Company, as described below. As of April 2, 2007, under the 2003 Plan there were options outstanding to purchase 2,324,966 shares of common stock, and 480,384 shares were available for future Equity Awards; 33,238 shares were outstanding as part of the Company’s stock bonus program; 1,345,688 shares were subject to outstanding restricted stock units; and 115,724 shares previously issued upon exercise of options and stock bonuses granted under the Plan are now outstanding shares of common stock. As of April 2, 2007, there were approximately 253 employees and directors eligible to receive grants under the 2003 Plan. The closing price of the Company’s common stock on April 2, 2007 was $12.45.

Vote Required

At the Annual Meeting, the stockholders are being asked to approve the amendment to the 2003 Plan to increase the number of shares reserved for issuance thereunder. The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting will be required to approve the amendment of the 2003 Plan. The Board of Directors recommends voting “FOR” the approval of the amendment to the 2003 Plan.

Summary of the 2003 Incentive Stock Plan

The essential features of the 2003 Plan are summarized below. This summary does not purport to be complete and is subject to, and qualified by reference to, all provisions of the 2003 Plan.

General. The purpose of the 2003 Plan is to enable the Company to attract and retain the best available personnel, to provide additional incentives to the employees, directors and consultants of the Company and to promote the success of the Company’s business.

Administration. The 2003 Plan is administered by the Board of Directors or a committee appointed by the Board (the Board or any such committee, the “Administrator”). The 2003 Plan may be administered by different committees with respect to different groups of employees and consultants. The Administrator may make any determinations deemed necessary or advisable for the 2003 Plan. All decisions, determinations and interpretations of the Administrator shall be final and binding on all holders.

Eligibility. Nonstatutory stock options, restricted stock awards, restricted stock units and stock bonus awards may be granted under the 2003 Plan to employees, directors and consultants of the Company and any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. The Administrator, in its discretion, selects the employees, directors and consultants to whom awards may be granted, the time or times at which such awards shall be granted, and the number of shares subject to each such grant. The 2003 Plan also provides that certain nonstatutory stock options will be automatically granted to non-employee directors and the Chairman of the Board of Directors of the Company, as described below.

Limitations. Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company’s ability to deduct the compensation income associated with awards granted to such persons, the 2003 Plan provides that no employee may be granted, in any fiscal year of the Company, awards covering more than 250,000 shares of common stock. Notwithstanding this limit, however, in connection with an employee’s initial employment, he or she may be granted awards covering up to an additional 250,000 shares of common stock.

Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of a stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. In the case of an incentive stock option granted to an optionee who owns more than 10% of all classes of stock of the Company or any parent or subsidiary of the Company, the exercise price may not be less than 110% of the fair market value of the common stock on the date such option is granted. The fair market value of the common stock is generally determined with reference to the closing sale price for the common stock (or the closing bid if no sales were reported) on the last market trading day prior to the date the option is granted.

Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable and may, in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 2003 Plan permits payment to be made to the extent permitted under applicable laws by cash, check, promissory note, other shares of common stock of the Company (with some restrictions), cashless exercise, any other form of consideration permitted by applicable law, or any combination thereof.

Term of Option. The term of options granted under the 2003 Plan may be no more than ten years from the date of grant. Additionally, the maximum term for options granted after January 1, 2006 is seven years. In the case of an incentive stock option granted to an optionee who owns more than 10% of all classes of stock of the Company or any parent or subsidiary of the Company, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

Termination of Employment. If an optionee’s employment or consulting relationship terminates for any reason (other than death, retirement or disability), then all options held by the optionee under the 2003 Plan expire on the earlier of (1) the date set forth in his or her notice of grant (which date may not be more than three months after the date of such termination in the case of an incentive stock option or six months after the date of such termination in the case of a nonstatutory stock option), or (2) the expiration date of such option. To the extent the option is exercisable at the time of the optionee’s termination, the optionee may exercise all or part of his or her option at any time before it terminates. Nonstatutory stock options granted to directors pursuant to the automatic grant provisions of the 2003 Plan will expire on the earlier of (1) three months after the date of termination of the director’s service relationship for any reason (other than death or disability) or (2) the expiration date of such option.

Disability. If an optionee’s employment or consulting relationship terminates as a result of disability, then all options held by such optionee under the 2003 Plan expire on the earlier of (1) six months from the date of such termination (or such longer period of time not exceeding 12 months as determined by the Administrator) or (2) the expiration date of such option. The optionee (or the optionee’s estate or a person who has acquired the right to exercise the option by bequest or inheritance) may exercise all or part of the option at any time before such expiration to the extent that the option was exercisable at the time of such termination. Nonstatutory stock options granted to directors pursuant to the automatic grant provisions of the 2003 Plan will expire on the earlier of (1) 12 months after the date of termination of the director’s service relationship as a result of disability or (2) the expiration date of such option.

Death. In the event of an optionee’s death: (1) during the optionee’s employment or consulting relationship with the Company, the option may be exercised, at any time within six months of the date of death (or such longer period of time as determined by the Administrator, but no later than the expiration date of such option) by the optionee’s estate or a person who has acquired the right to exercise the option by bequest or inheritance, but only to the extent that the optionee’s right to exercise the option would have accrued if he or she had remained an employee or consultant of the Company six months after the date of death; or (2) within 30 days (or such other period of time not exceeding three months as determined by the Administrator) after the optionee’s employment or consulting relationship with the Company terminates, the option may be exercised at any time within six months (or such other period of time as determined by the Administrator at the time of grant of the option) following the date of death (but in no event later than the expiration date of the option) by the optionee’s estate or a person who has acquired the right to exercise the option by bequest or inheritance, but only to the extent of the optionee’s right to exercise the option at the date of termination. In the event of a director’s death while serving on the Board or within 30 days after such director’s service with the Company terminates, nonstatutory stock options granted to such director pursuant to the automatic grant provisions of the 2003 Plan will expire on the earlier of (1) 12 months after the date of the director’s death or (2) the expiration date of such option.

Retirement. The 2003 Plan provides that upon the retirement of any Company employee at age 55 or greater following five or more years of service to the Company, all stock options held by such employee will vest and be exercisable for a term of three years from the date of retirement. Additionally, all other stock based awards will fully vest upon retirement with five years of service and age 55.

Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 2003 Plan as may be determined by the Administrator.

Automatic Director Grants. Options granted to non-employee directors are “nonstatutory stock options” to purchase shares of common stock under the 2003 Plan. Any new non-employee director will be granted an option to purchase 25,000 shares of common stock on the date of his or her initial election or appointment to the Board of Directors (a “First Option”). In addition, each non-employee director and the Chairman of the Board of Directors will be automatically granted an annual option (a “Subsequent Option”) to purchase, in the case of a non-employee director, 12,000 shares, and in the case of the Chairman of the Board of Directors, 15,000 shares, each on the date of each annual meeting of the stockholders of the Company, if on such date, he or she has served on the Board of Directors for at least six months and will be continuing in office following the meeting.

The exercise price of the options automatically granted to directors will be equal to 100% of the fair market value of a share of common stock on the date of grant. First Options and Subsequent Options shall become exercisable in cumulative monthly installments of 1/12 of the shares subject to such option on each of the monthly anniversaries of the date of grant of the option, commencing with the first such monthly anniversary, such that each such option shall be 100% vested on the first anniversary of its date of grant. No portion of an option automatically granted to a director will be exercisable after the 7th anniversary after the date of option grant. Additionally, an option automatically granted to a director will be exercisable after the termination of the director’s services as described above.

Restricted Stock Awards. A restricted stock award gives the purchaser a period of no longer than six months from the date of grant to purchase common stock. The Administrator shall establish the purchase price, if any, and form of payment for each restricted stock award, which purchase price shall be no less than 100% of the fair market value per share on the date of grant; provided that the purchase price per share for a restricted stock award may be reduced on a dollar-for-dollar basis to the extent the restricted stock award is granted to the purchaser in lieu of cash compensation otherwise payable to the purchaser. In all cases, legal consideration shall be required for each issuance of a restricted stock award. A restricted stock award is accepted by the execution of a restricted stock purchase agreement between the Company and the purchaser, accompanied by the payment of the purchase price for the shares. Unless the Administrator determines otherwise, the restricted stock purchase agreement shall give the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment or consulting relationship with the Company for any reason (including death and disability). The purchase price for any shares repurchased by the Company shall be the original price paid by the purchaser. The repurchase option lapses at a rate determined by the Administrator.

Stock Bonus Awards. The Administrator may grant a stock bonus award to an employee, director or consultant that gives the recipient the right to purchase or receive a certain number of shares of common stock. The Administrator shall establish the purchase price and form of payment for each stock bonus award, which purchase price shall be no less than 100% of the fair market value per share on the date of grant; provided that the purchase price per share for a stock bonus award may be reduced on a dollar-for-dollar basis to the extent the stock bonus award is granted to the purchaser in lieu of cash compensation otherwise payable to the recipient. A stock bonus award is accepted by the execution of a stock bonus agreement between the Company and the recipient, accompanied by the payment of the purchase price for the shares, if any. Unless the Administrator determines otherwise, the stock bonus agreement shall give the Company a repurchase option exercisable upon the voluntary or involuntary termination of the recipient’s employment or consulting relationship with the Company for any reason (including death and disability). The purchase price for any shares repurchased by the Company shall be the original price paid by the purchaser. The repurchase option lapses at a rate determined by the Administrator.

Restricted Stock Unit Awards. The Administrator may grant restricted stock units to an employee, director or consultant that gives the recipient the right to purchase or receive a certain number of shares of common stock. The Administrator is required to establish the purchase price and form of payment for each restricted stock unit award, which purchase price may be no less than 100% of the fair market value per share on the date of grant; provided that the purchase price per share for a restricted stock unit may be reduced on a dollar-for-dollar basis to the extent the restricted stock unit is granted to the purchaser in lieu of cash compensation otherwise payable to the recipient. The restricted stock unit conveys no rights as a stockholder to the recipient. A restricted stock unit is accepted by the execution of a restricted stock unit agreement between the Company and the recipient, accompanied by the payment of the purchase price for the shares, if any.

Awards Not Transferable. Awards may not be sold, pledged, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution, or with respect to awards other than incentive stock options, with the Administrator’s consent, and may be exercised, during the lifetime of the holder, only by the holder or such transferees as have been transferred an award with the Administrator’s consent. If the Administrator makes an award transferable, such award shall contain such additional terms and conditions, as the Administrator deems appropriate.

Adjustments upon Changes in Capitalization. In the event that any dividend, distribution, stock split, reverse stock split, stock dividend, combination, reclassification, reorganization, merger, consolidation, split-up, repurchase, liquidation, dissolution or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, exchange of common stock or other securities of the Company or other similar corporate transaction or event, in the Administrator’s discretion, affects the common stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2003 Plan or with respect to awards granted under the 2003 Plan, appropriate adjustments shall be made in the number and kind of shares of stock (or other securities or property) subject to the 2003 Plan, the number and kind of shares of stock (or other securities or property) subject to any award outstanding under the 2003 Plan, and the exercise or purchase price of any such award.

In the event of a liquidation or dissolution, any unexercised awards will terminate. The Administrator shall notify the award holders 15 days prior to the consummation of the liquidation or dissolution.

In the event of a merger, sale of all or substantially all of the assets of the Company, tender offer or other transaction or series of related transactions resulting in a change of ownership of more than 50% of the voting securities of the Company, each outstanding award may be assumed or an equivalent option or right may be substituted by the successor corporation. The vesting of each outstanding award shall accelerate (i.e. become exercisable immediately in full) in any of the following events: (1) if the successor corporation refuses to assume the awards, or to substitute substantially equivalent awards, in which case the Administrator shall notify the award holders and the awards shall be fully vested and exercisable for 15 days following such notice, and all unexercised awards at the end of such period shall terminate, (2) if the employment of the optionee is involuntarily terminated without cause within one year following the date of closing of the merger or acquisition, or (3) if the merger or acquisition is not approved by the members of the Board of Directors in office prior to the commencement of such merger or acquisition.

Amendment and Termination of the 2003 Plan. The 2003 Plan will continue in effect until terminated by the Board; provided that no incentive stock option may be granted under the 2003 Plan after May 22, 2013. The Board may amend, alter, suspend or terminate the 2003 Plan, or any part thereof, at any time and for any reason. However, the 2003 Plan requires stockholder approval for any amendment to the 2003 Plan to the extent necessary to comply with applicable laws, rules and regulations. No action by the Board or stockholders may alter or impair any award previously granted under the 2003 Plan without the consent of the holder.

Federal Income Tax Consequences

Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (1) the fair market value of the shares at the date of the option exercise or (2) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or 10% stockholder of the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

Restricted Stock Awards; Stock Bonuses. For federal income tax purposes, if an individual is granted a restricted stock award or a stock bonus, the recipient generally will recognize taxable ordinary income equal to the excess of the common stock’s fair market value over the purchase price, if any. However, to the extent the common stock is subject to certain types of restrictions, such as a repurchase right in favor of the Company, the taxable event will be delayed until the vesting restrictions lapse unless the recipient makes a valid election under Section 83(b) of the Code. If the recipient makes a valid election under Section 83(b) of the Code with respect to restricted stock, the recipient generally will recognize ordinary income at the date of acquisition of the restricted stock in an amount equal to the difference, if any, between the fair market value of the shares at that date over the purchase price for the restricted stock. If, however, a valid Section 83(b) election is not made by the recipient, the recipient will generally recognize ordinary income when the restrictions on the shares of restricted stock lapse, in an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse over the purchase price for the restricted stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, the Company will be entitled to a business expense deduction (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) equal to the taxable ordinary income realized by the recipient. Upon disposition of the common stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such common stock, if any, plus any amount recognized as ordinary income upon acquisition (or the lapse of restrictions) of the common stock. Such gain or loss will be long-term or short-term depending on how long the common stock was held. Slightly different rules may apply to recipients who are subject to Section 16(b) of the Exchange Act.

Restricted Stock Unit Awards. For federal income tax purposes, if an individual is granted a restricted stock unit award, the recipient generally will not recognize taxable income upon such issuance. However, when a restricted stock unit award vests and/or the underlying shares are issued to the recipient, the recipient generally will recognize taxable ordinary income equal to the excess of the common stock’s fair market value over the purchase price, if any, on the vesting or distribution date. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, the Company will be entitled to a business expense deduction (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) equal to the taxable ordinary income realized by the recipient. Upon disposition of the common stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such common stock, if any, plus any amount recognized as ordinary income upon acquisition (or the lapse of restrictions) of the common stock. Such gain or loss will be long-term or short-term depending on how long the common stock is held. Slightly different rules may apply to recipients who are subject to Section 16(b) of the Exchange Act.

Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards granted in the future under the 2003 Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m) of the Code, compensation attributable to stock options will qualify as performance-based compensation, provided that: (1) the stock award plan contains a per-employee limitation on the number of shares for which awards may be granted during a specified period; (2) the per-employee limitation is approved by the stockholders; (3) the award is granted by a compensation committee comprised solely of “outside directors”; and (4) the exercise price of the award is no less than the fair market value of the stock on the date of grant.

Restricted stock awards and stock bonus awards qualify as performance-based compensation under the Treasury regulations only if: (1) the award is granted by a compensation committee comprised solely of “outside directors”; (2) the award is earned (typically through vesting) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain; (3) the compensation committee certifies in writing prior to the earning of the awards that the performance goal has been satisfied; and (4) prior to the earning of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal).

The 2003 Plan has been designed to permit the compensation committee to grant stock options, restricted stock awards, restricted stock unit awards and stock bonus awards which will qualify as “performance-based compensation.” However, restricted stock awards, restricted stock unit awards and stock bonus awards granted to date have not been structured to so qualify.

The foregoing is only a summary of the effect of federal income taxation upon optionees, holders of restricted stock awards, restricted stock unit awards or stock bonus awards and the Company with respect to the grant and exercise of awards under the 2003 Plan. It does not purport to be complete, and does not discuss the tax consequences of the employee’s or consultant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee or consultant may reside.

New Plan Benefits

The following table sets forth information as of December 31, 2006 about prior grants under the 2003 Plan to the current and former executive officers, directors and employees identified below.

2003 Incentive Stock Plan

					Number of
	Number				Shares of
	of Restricted		Dollar		Stock		Dollar		Number of
	Stock Unit		Value of		Bonus		Value of		Shares
	Awards		Restricted		Awards		Shares of		Subject to
	Subject		Stock Unit		Subject to		Stock Bonus		Options
Name and Position	to Vesting		Awards		Vesting		Award		Granted

Gary A. Lyons
President, Chief Executive Officer and Director	20,000	(1)	$208,400	(2)	7,500	(1)	$78,150	(2)	345,000
Timothy P. Coughlin
Vice President and Chief Financial Officer	—		$—		—		$—		10,350
Margaret Valeur-Jensen, J.D., Ph.D.
Executive Vice President, General Counsel and Secretary	4,000	(1)	$41,680	(2)	3,000	(1)	$31,260	(2)	107,000
Richard Ranieri
Senior Vice President, Human Resources	2,000	(1)	$20,840	(2)	5,000	(1)	$52,100	(2)	6,000
Kevin C. Gorman, Ph.D.
Executive Vice President and Chief Operating Officer	4,000	(1)	$41,680	(2)	4,000	(1)	$41,680	(2)	117,000
Paul W. Hawran
Former Executive Vice President and Chief Financial Officer	5,000	(1)	$52,100	(2)	2,000	(1)	$20,840	(2)	—
Wendell Wierenga., Ph.D.
Former Executive Vice President, Research and Development	5,000	(1)	$52,100	(2)	5,023	(1)	$52,340	(2)	85,000
All current and former Executive Officers as a Group	40,000	(1)	$416,800	(2)	26,523	(1)	$276,370	(2)	670,350
All Non-Executive Directors as a Group	—		$—		—		$—		333,000
All Non-Executive Officer Employees as a Group	856,500		$8,924,730	(2)	11,926	(4)	$124,269	(4)	695,058

(1)	Such grants were made in lieu of cash bonuses (performance and sign-on) that would have been paid to these individuals in various years and have vesting periods ranging from two years to four years.

(2)	Value based on the closing price of the Company’s common stock on December 31, 2006 of $10.42.

(3)	Pursuant to the terms of the 2003 Plan, (1) each non-employee director automatically shall be granted, upon his or her initial election or appointment as a non-employee director, an option to purchase 25,000 shares of common stock (a “First Option”); (2) each person who is serving as a non-employee director on the day of each annual meeting of stockholders automatically shall be granted an option to purchase 12,000 shares of common stock, if on such date, he or she shall have served on the Board for at least six months (a “Subsequent Option”); and (3) the Chairman of the Board of Directors automatically shall be granted an option to purchase 3,000 additional shares, or a total of 15,000 shares of common stock, on the day of each annual meeting of the stockholders of the Company, if on such date, he or she shall have served on the Board for at least six months. These grants are subject to the vesting provisions described above (See “Automatic Director Grants”). Currently the Company has six non-employee directors, all of whom are eligible to receive Subsequent Options on the day of the Annual Meeting. The actual value realized upon exercise of an option will depend on the excess, if any, of the stock price over the exercise price on the date of exercise.

(4)	Only non-employee directors of the Company are eligible to receive automatic grants under the 2003 Plan. All other grants under the 2003 Plan are within the discretion of the Board or its committee and the benefits of such grants are, therefore, not determinable.

Equity Compensation Plans

The following table sets forth information regarding all of the Company’s equity compensation plans as of December 31, 2006.

Number of Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued upon	Weighted Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding
	Options, Warrants	Options, Warrants	Securities Reflected
	and Rights	and Rights	in Column a)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders (1)	4,724,693	$25.35	1,291,796
Equity compensation plans not approved by security holders (2)	477,944	$32.72	—

Total	5,202,637	$26.03	1,291,796

(1)	Number of shares remaining available for future issuance under equity compensation plans are from the Company’s 2003 Incentive Stock Plan (1,291,796). The shares available for issuance under the 2003 Incentive Stock Plan may be issued in the form of option awards, restricted stock awards, restricted stock unit awards or stock bonus awards. The amounts in this table do not include the shares covered by the amendments to the 2003 Incentive Stock Plan discussed in Proposal 2.

(2)	Consists of shares of common stock issuable under the Company’s 2001 Stock Option Plan, under which no further awards will be made, and employment inducement nonstatutory stock option awards. See the descriptions below.

Summary of the 2001 Stock Option Plan

The essential features of the 2001 Stock Option Plan, as amended (“2001 Plan”), are summarized below. This summary does not purport to be complete and is subject to, and qualified by reference to, all provisions of the Plan, as amended.

General. The purpose of the 2001 Plan is to attract and retain the best available personnel, to provide additional incentive to the employees and consultants of the Company and to promote the success of the Company’s business. Effective May 22, 2003, options and stock purchase rights may no longer be granted under the 2001 Plan. Options granted under the 2001 Plan are to be nonstatutory stock options.

Administration. The 2001 Plan may generally be administered by the Board of Directors or a Committee appointed by the Board (in either case, the “Administrator”). The Administrator may make any determinations deemed necessary or advisable for the Plan.

Eligibility. Nonstatutory stock options and stock purchase rights may have been granted under the 2001 Plan to employees and consultants (including officers and directors) of the Company and any parent or subsidiary of the Company; provided that the aggregate number of shares issued or reserved for issuance pursuant to options granted to persons other than officers exceeded fifty percent (50%) of the total number of shares issued or reserved for issuance pursuant to options granted under the 2001 Plan. The Administrator, in its discretion, selected the employees and consultants to whom options and stock purchase rights may have been granted, the time or times at which such options and stock purchase rights were granted, and the number of shares subject to each such grant.

Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

Exercise Price. The Administrator determined the exercise price of options at the time the options are granted. The exercise price of a nonstatutory stock option was no less than the par value per share on the date of grant. The fair market value of the common stock was determined with reference to the closing sale price for the common stock (or the closing bid if no sales were reported) on the last market trading day prior to the date the option was granted.

Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable and may, in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Plan permits payment to be made by cash, check, promissory note bearing a market rate of interest, other shares of common stock of the Company (with some restrictions), cashless exercise, any other form of consideration permitted by applicable law, or any combination thereof.

Term of Option. The term of options is no more than 10 years from the date of grant. No option may be exercised after the expiration of its term.

Termination of Employment. If an optionee’s employment or consulting relationship terminates for any reason (other than death, retirement or disability), then all options held by the optionee under the Plan expire on the earlier of (i) the date set forth in his or her notice of grant (which date is typically six months after the date of such termination), or (ii) the expiration date of such option. To the extent the option is exercisable at the time of the optionee’s termination, the optionee may exercise all or part of his or her option at any time before it terminates.

Disability. If an optionee’s employment or consulting relationship terminates as a result of disability, then all options held by such optionee under the Plan expire on the earlier of (i) six months from the date of such termination (or such other period of time as determined by the Administrator) or (ii) the expiration date of such option. The optionee (or the optionee’s estate or a person who has acquired the right to exercise the option by bequest or inheritance) may exercise all or part of the option at any time before such expiration to the extent the right to exercise would have accrued had the optionee remained an employee or consultant for a period of six months from the time of termination due to disability.

Death. In the event of an optionee’s death: (i) during the optionee’s employment or consulting relationship with the Company, the option may be exercised, at any time within six months of the date of death (or at such later time as may be determined by the Administrator but in no event later than the expiration date of such option) by the optionee’s estate or a person who has acquired the right to exercise the option by bequest or inheritance, but only to the extent that the optionee’s right to exercise the option would have accrued if he or she had remained an employee or consultant of the Company six months after the date of death; or (ii) within 30 days (or such other period of time as determined by the Administrator) after the optionee’s employment or consulting relationship with the Company terminates, the option may be exercised at any time within six months (or such other period of time as determined by the Administrator) following the date of death (but in no event later than the expiration date of the option) by the optionee’s estate or a person who has acquired the right to exercise the option by bequest or inheritance, but only to the extent of the optionee’s right to exercise the option at the date of termination.

Retirement. The Plan provides that upon the retirement of any Company employee at age 55 or greater following five or more years of service to the Company, all stock options held by such employee will vest and be exercisable for a term of three years from the date of retirement.

Nontransferability of Options. Unless otherwise determined by the Administrator, options granted under the Plan are not transferable other than by will or the laws of descent and distribution, and may be exercisable during the optionee’s lifetime only by the optionee.

Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

Stock Purchase Rights. A stock purchase right gives the purchaser a period of no longer than six months from the date of grant to purchase common stock. The purchase price of common stock purchased pursuant to a stock purchase right is determined in the same manner as for nonstatutory stock options. A stock purchase right is accepted by the execution of a restricted stock purchase agreement between the Company and the purchaser, accompanied by the payment of the purchase price for the shares. Unless the Administrator determines otherwise, the restricted stock purchase agreement shall give the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment or consulting relationship with the Company for any reason (including death and disability). The purchase price for any shares repurchased by the Company shall be the original price paid by the purchaser. The repurchase option lapses at a rate determined by the Administrator. A stock purchase right is nontransferable other than by will or the laws of descent and distribution, and may be exercisable during the optionee’s lifetime only by the optionee.

Adjustments upon Changes in Capitalization. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the Plan, and the exercise price of any such outstanding option or stock purchase right.

In the event of a liquidation or dissolution, any unexercised options or stock purchase rights will terminate. The Administrator shall notify the optionee 15 days prior to the consummation of the liquidation or dissolution. To the extent it has not been previously exercised, the option or stock purchase right shall terminate immediately prior to the consummation of such proposed action.

In connection with any merger, consolidation, acquisition of assets or like occurrence involving the Company, each outstanding option or stock purchase right may be assumed or an equivalent option or right may be substituted by the successor corporation. The vesting of each outstanding option or stock purchase right shall accelerate (i.e. become exercisable immediately in full) in any of the following events: (1) if the successor corporation refuses to assume the option or stock purchase rights, or to substitute substantially equivalent options or rights, (2) if the employment of the optionee is involuntarily terminated without cause within one year following the date of closing of the merger or acquisition, or (3) if the merger or acquisition is not approved by the members of the Board of Directors in office prior to the commencement of such merger or acquisition.

Amendment and Termination of the Plan. The Board may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason. However, the Plan requires stockholder approval for any amendment to the Plan to the extent necessary to comply with applicable laws, rules and regulations. No action by the Board or stockholders may alter or impair any option or stock purchase right previously granted under the Plan without the consent of the optionee. Unless terminated earlier, the Plan shall terminate ten years from the date of its approval by the stockholders or the Board of the Company, whichever is earlier.

Summary of the Employment Commencement Nonstatutory Stock Options

The essential features of the Employment Commencement Nonstatutory Stock Options (the “Options”) issued to Wendell Wierenga, Ph.D., Richard Ranieri, and Christopher O’Brien (the “Optionee”) on

September 1, 2003, June 20, 2005 and October 31, 2005, respectively, in connection with, and as an inducement to, them becoming employees of the Company are summarized below. This summary does not purport to be complete and is subject to, and qualified by reference to, all provisions of the Option Agreements with such employees. These Options cover the right to purchase an aggregate of 235,000 shares of the Company’s common stock at an exercise prices ranging from $42.40 to $53.58 per share. The Options are nonstatutory options for tax purposes and may not be transferred other than by will or the laws of descent and distribution.

Exercise of Option; Form of Consideration; Term of Options. The Options vest and become exercisable with respect to 25% of the shares 12 months after issuance and with respect to an additional 1/48 of the shares each month thereafter, subject to the Optionee continuing to be an employee or consultant. The Options permit payment to be made by cash, check, other shares of common stock of the Company (with some restrictions), cashless exercise, any other form of consideration permitted by applicable law, or any combination thereof. The term of the Options is 10 years from the date of grant. The Options may not be exercised after the expiration of its term.

Termination of Employment; Retirement. If the Optionee’s employment terminates for any reason other than death or disability, then their Option expires on the earlier of (i) 90 days after the date of such termination or (ii) the expiration date of such Option. If the Optionee’s employment terminates upon death or disability, then their Option expires on the earlier of (i) six months after the date of such termination or (ii) the expiration date of such Option. The Options provide that upon the retirement of the Optionee at age 55 or greater following five or more years of service to the Company, their Option will vest and be exercisable for a term of three years from the date of retirement.

Adjustments upon Changes in Capitalization. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Options and the exercise price of the Options. In connection with any merger, consolidation, acquisition of assets or like occurrence involving the Company, the Options may be assumed or an equivalent option or right may be substituted by the successor corporation. The vesting of the Options right shall accelerate (i.e., become exercisable immediately in full) in any of the following events: (1) if the successor corporation refuses to assume the Options, or to substitute substantially equivalent options, (2) if the employment of the Optionee is involuntarily terminated without cause within one year following the date of closing of the merger or acquisition, or (3) if the merger or acquisition is not approved by the members of the Board of Directors in office prior to the commencement of such merger or acquisition.

Tender Offer

On September 26, 2006, the Company completed a Tender Offer (“Offer”) to holders of outstanding options to purchase its common stock under the 2003 Plan, the Company’s 1992 Incentive Stock Plan (the “1992 Plan”) and the 2001 Plan. The Offer was for holders of options under the 2003 Plan to cancel their options in exchange for a lesser number of new options (at a two-for-one exchange ratio) to purchase shares of the Company’s common stock issued under the 2003 Plan and for holders of options under the 1992 Plan and 2001 Plan to cancel one-half of their options and amend their remaining options to purchase shares of the Company’s common stock. The Offer was open to eligible employees and active consultants of the Company who held options with an exercise price of $20.00 or higher per share as of September 25, 2006. The executive officers and members of the Board of Directors were not eligible to participate in the Offer. Approximately 2.0 million options were exchanged or amended resulting in approximately 1.0 million new or amended option grants and approximately 1.0 million cancelled option grants at the completion of the Offer. New or amended options under the Offer vest annually over a period of three years and have a weighted average exercise price of $10.90.

PROPOSAL THREE: STOCKHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS

General

The Comptroller of the City of New York is the custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension Fund and the custodian of the New York City Board of Education Retirement Systems (collectively, the “Systems”).

The Systems own an aggregate of 91,025 shares of our common stock and have submitted the following proposal for consideration in this proxy statement. We are not responsible for any of the contents of the language of the stockholder proposal, which is included below in italics and between quotation marks. The Board unanimously opposes this stockholder proposal for the reasons stated in the “Statement in Opposition of the Stockholder Proposal to Declassify the Board of Directors,” which follows the stockholder proposal.

“Submitted by William C. Thompson, Jr. Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds.

BE IT RESOLVED, that the stockholders of Neurocrine Biosciences, Inc. request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

SUPPORTING STATEMENT

We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only one-third of the Board of Directors is elected annually, we believe that classified Boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.”

STATEMENT IN OPPOSITION OF THE STOCKHOLDER PROPOSAL
TO DECLASSIFY THE BOARD OF DIRECTORS

Our Certificate of Incorporation currently provides for a “classified board,” which is divided into three classes. The members of each class are elected to serve staggered three-year terms. The current classified board structure has been in place since our initial public offering in 1996. After careful consideration, the Board has concluded that our classified board structure offers important advantages and continues to be in the best interests of the Company and our stockholders.

Continuity and Stability. We believe that a classified Board enhances continuity and stability in our management and policies since a majority of the directors at any given time will have had prior experience and familiarity with our business. This continuity and stability fosters a greater focus on long-term strategic planning and other areas of oversight, thereby enhancing our value to stockholders. We believe that the long-term perspective resulting from Board continuity and stability is particularly important for a company such as ours that is engaged in the research and development of pharmaceutical products, given the significant time, money and effort that is required to successfully develop and commercialize such products, the fundamentally unpredictable nature of drug development, and the inherent volatility in stock prices for biotechnology and pharmaceutical companies. Moreover, this continuity helps us attract and retain qualified individuals willing to commit the time and dedication necessary to understand the Company, our operations and our competitive environment — and who we believe are therefore better positioned to make decisions that benefit our stockholders.

Protection Against Hostile Bidders. In the event of an unfriendly or unsolicited effort to take over or restructure the Company, the classified Board structure facilitates our ability to obtain the best outcome for stockholders by giving us time to negotiate with the entity seeking to gain control of the Company and to consider alternative methods of maximizing stockholder value. If a corporation has a classified board and a hostile bidder stages and wins a proxy contest at the corporation’s annual meeting, the bidder can replace approximately one-third of the existing directors at that meeting, meaning that the bidder would need to stage and win a second proxy contest at the next annual meeting to gain control of the board. In contrast, if the corporation’s board was declassified, a hostile bidder could at the first annual meeting replace a majority of the directors with directors who are friendly to the bidder. Declassification of the Board would eliminate these benefits and therefore provide us with less time to evaluate a takeover proposal, negotiate the best result for all stockholders and consider alternatives.

Accountability to Stockholders. In the opinion of the Board, directors of a classified board are just as accountable to stockholders as those on an annually elected board. Since approximately one-third of our directors stand for election each year, stockholders have the opportunity annually to vote against, or withhold their votes from, those directors as a way of expressing any dissatisfaction with the Board or management. Moreover, the entire Board can be replaced in the course of three annual meetings, all held within approximately two years. Our directors believe that they are no less attentive to stockholder concerns as a result of having been elected to three-year terms, and that they are equally accountable to the stockholders in years when they do not face re-election. The Board is committed to the highest quality of corporate governance and has adopted Corporate Governance Guidelines that, among other things, focus on the independence of our directors and the effective performance and functioning of the Board.

Effect of the Stockholder Proposal. Approval of the stockholder proposal requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting. However, approval of the proposal would not automatically eliminate the classified Board, as it is a non-binding proposal requesting that the Board take the necessary steps to declassify the Board. A formal amendment repealing the classified board provisions of our Certificate of Incorporation would need to be approved by the Board and submitted to our stockholders at a subsequent meeting, and it would require approval by the affirmative vote of the holders of a majority of our outstanding common stock.

Vote Required

The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting will be required to approve the stockholder proposal to declassify the Board of Directors. The Board of Directors unanimously recommends voting “AGAINST” the stockholder proposal to declassify the Board of Directors.

PROPOSAL FOUR: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) to audit the financial statements of the Company for the current fiscal year ending December 31, 2007. Ernst & Young has audited the Company’s financial statements since 1992. Representatives of Ernst & Young are expected to be present at the meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Stockholders are not required to ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the selection of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting will be required to approve and ratify the Audit Committee’s selection of Ernst & Young. The Board of Directors recommends voting “FOR” approval and ratification of such selection. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

OTHER MATTERS

As of the date of this Proxy Statement, the Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials. The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company, and some brokers, household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares.

Advance Notice Procedures. To be considered for inclusion in next year’s proxy materials, a stockholder must submit his, her or its proposal in writing by January 2, 2008, which is the first business day after the date that is 120 days prior to the first anniversary of the mailing date of this proxy statement, to the Company’s Corporate Secretary at 12790 El Camino Real, San Diego, California 92130. Any proposal must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposal to be included in our proxy statement. Stockholders are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time AST PROXY DEPARTMENT the day before the cut-off date or meeting date. Have your proxy 59 MAIDEN LANE card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic NEW YORK, NY 10038 voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Neurocrine Biosciences, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Neurocrine Biosciences, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: NEBIO1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. NEUROCRINE BIOSCIENCES, INC. Vote on Directors 1. To elect three Class II Directors to the Board For Withhold For All To withhold authority to vote for any individual of Directors to serve for a term of three years; All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Nominees: (01) Corinne H. Lyle (02) Richard F. Pops (03) Stephen A. Sherwin 0 0 0 For Against Abstain Vote on Proposals 2. To approve an amendment to the Company’s 2003 Incentive Stock Plan, as amended, to increase the number of shares of 0 0 0 common stock reserved for issuance thereunder from 4,300,000 to 4,800,000; 3. To consider a stockholder proposal to declassify the Board of Directors; 0 0 0 4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and 0 0 0 5. To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

This Proxy is solicited on behalf of the Board of Directors NEUROCRINE BIOSCIENCES, INC. 2007 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 1, 2007 The undersigned stockholder of NEUROCRINE BIOSCIENCES, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 1, 2007 and hereby appoints Gary A. Lyons and Timothy P. Coughlin, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of NEUROCRINE BIOSCIENCES, INC. to be held on June 1, 2007 at 8:30 a.m. local time, at the Company’s corporate headquarters located at 12790 El Camino Real, San Diego, California 92130, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE AMENDMENT OF THE COMPANY’S 2003 INCENTIVE STOCK PLAN, AGAINST THE STOCKHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, AND TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY CONTINUATION, ADJOURNMENT OR POSTPONEMENT THEREOF. (This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)